UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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MarketAxess Holdings Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MarketAxess Holdings Inc.
140 Broadway, 42nd Floor
New York, New York 10005

April 23, 2008

To the Stockholders of MarketAxess Holdings Inc.:

You are invited to attend the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of MarketAxess Holdings Inc. (the “Company”) scheduled for Thursday, June 5, 2008, at 10:00 a.m., Eastern Daylight Time, at The New York Marriott Financial Center Hotel, 85 West Street, New York, New York 10006. The Company’s Board of Directors and management look forward to seeing you.

Enclosed you will find a Notice of Annual Meeting of Stockholders containing a description of the items of business expected to be covered at the Annual Meeting, our proxy statement, a proxy card and our Annual Report on Form 10-K for the year ended December 31, 2007 (the “Annual Report”). The agenda for the Annual Meeting includes the election of directors, ratification of the appointment of our independent registered public accounting firm and approval of the MarketAxess Holdings Inc. 2008 Code Section 162(m) Performance Incentive Program. Our Board of Directors recommends that you vote FOR the election of directors, FOR ratification of the appointment of our independent registered public accounting firm and FOR approval of the MarketAxess Holdings Inc. 2008 Code Section 162(m) Performance Incentive Program. Please carefully review the enclosed documents for detailed information regarding these proposals.

We are pleased to be among the first companies to take advantage of new Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe the new rules will allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. On April 23, 2008, we mailed to our stockholders a Notice containing instructions on how to access our proxy statement and Annual Report and vote online. The proxy statement contains instructions on how you can receive a paper copy of the proxy statement and Annual Report if you only received a Notice by mail.

Your vote is important to us. Whether or not you plan to attend the Annual Meeting in person, your shares should be represented and voted. After reading the enclosed proxy statement, please complete, sign, date and promptly return the proxy in the pre-addressed envelope that we have included for your convenience. No postage is required if it is mailed in the United States. If you hold your shares in a stock brokerage account, please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically. Submitting the proxy before the Annual Meeting will not preclude you from voting in person at the Annual Meeting should you decide to attend in person.

On behalf of the Board of Directors, thank you for your continued support.

Sincerely,

Richard M. McVey
Chairman and Chief Executive Officer

MarketAxess Holdings Inc.
140 Broadway, 42nd Floor
New York, New York 10005

NOTICE OF
2008 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of MarketAxess Holdings Inc.:

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of MarketAxess Holdings Inc., a Delaware corporation (the “Company”), will be held on Thursday, June 5, 2008, at 10:00 a.m., Eastern Daylight Time, at The New York Marriott Financial Center Hotel, 85 West Street, New York, New York 10006.

At the Annual Meeting we will:

1. vote to elect ten members of the Company’s Board of Directors for terms expiring at the 2009 Annual Meeting of Stockholders;

2. vote to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008;

3. vote to approve the MarketAxess Holdings Inc. 2008 Code Section 162(m) Performance Incentive Program; and

4. transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

These items are more fully described in the Company’s Proxy Statement accompanying this Notice.

The record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting, or any adjournment or postponement thereof, was the close of business on April 11, 2008. A list of the stockholders of record as of that date will be available for inspection at the Annual Meeting, and at any adjournments or postponements thereof, and for a period of ten days prior to the meeting during regular business hours at the offices of the Company listed above.

You have the right to receive this Notice and vote at the Annual Meeting if you were a stockholder of record at the close of business on April 11, 2008. Please remember that your shares cannot be voted unless you cast your vote by one of the following methods: (1) sign and return a proxy card; (2) if you hold your shares in a stock brokerage account, call the toll-free number listed on the proxy card, if any; (3) if you hold your shares in a stock brokerage account, vote via the Internet as indicated on the proxy card; or (4) vote in person at the Annual Meeting.

By Order of the Board of Directors,

Charles Hood
General Counsel and Corporate Secretary

New York, New York
April 23, 2008

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE. ALTERNATIVELY, YOU MAY BE ABLE TO SUBMIT YOUR PROXY THROUGH THE INTERNET OR BY TOUCH-TONE PHONE AS INDICATED ON THE PROXY CARD.

MarketAxess Holdings Inc.
140 Broadway, 42nd Floor
New York, New York 10005

PROXY STATEMENT for the
2008 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 5, 2008

GENERAL INFORMATION

This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors (the “Board” or “Board of Directors”) of MarketAxess Holdings Inc., a Delaware corporation (“MarketAxess,” the “Company,” “we” or “our”), to be used at our 2008 Annual Meeting of Stockholders scheduled for Thursday, June 5, 2008, at 10:00 a.m., Eastern Daylight Time (“EDT”), at The New York Marriott Financial Center Hotel, 85 West Street, New York, New York 10006.

This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and proxy card are first being mailed to stockholders on or about April 23, 2008. Whenever we refer in this Proxy Statement to the “Annual Meeting,” we are also referring to any meeting that results from any postponement or adjournment of the June 5, 2008 meeting.

Holders of our common stock, par value $0.003 per share (the “Common Stock”), as of the close of business on April 11, 2008, are entitled to notice of, and to vote at the Annual Meeting. On that date, there were 30,979,717 shares of our Common Stock issued and outstanding.

We encourage you to vote your shares, either by voting in person at the Annual Meeting or by granting a proxy (i.e., authorizing someone to vote your shares). If you execute the attached proxy card, the individuals designated on that card will vote your shares according to your instructions. If any matter other than Proposals 1, 2 or 3 listed in the Notice of Annual Meeting of Stockholders is presented at the Annual Meeting, the designated individuals will, to the extent permissible, vote all proxies in the manner that the Board may recommend or, in the absence of such recommendation, in the manner they perceive to be in the best interests of the Company.

If you execute the enclosed proxy card but do not give instructions, your proxy will be voted as follows: FOR the election of the nominees for director named herein, FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2008, FOR approval of the MarketAxess Holdings Inc. 2008 Code Section 162(m) Performance Incentive Program (the “2008 Incentive Program”) and in accordance with the best judgment of the persons appointed as proxies with respect to any other matters which properly come before the Annual Meeting.

Information on how you may vote at the Annual Meeting (such as granting a proxy that directs how your shares should be voted, or attending the Annual Meeting in person), as well as how you can revoke a proxy, is contained in this Proxy Statement under the headings Solicitation of Proxies and Voting.

SOLICITATION OF PROXIES

General

The attached proxy card allows you to instruct the designated individuals how to vote your shares. You may vote in favor of, against, or abstain from voting on any proposal. In addition, with respect to Proposal 1 (the election of directors), you may, if you desire, indicate on the proxy card that you are not authorizing the designated individuals to vote your shares for one or more of the nominees.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of a notice of internet availability of proxy materials, this Proxy Statement, the proxy card and any additional soliciting materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to such beneficial owners. In addition, we may reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone or other means by our directors, officers, employees or agents. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit proxies other than by mail.

VOTING

Stockholders entitled to vote and shares outstanding

You may vote your shares at the Annual Meeting only if you were a stockholder of record at the close of business on April 11, 2008 (the “Record Date”). As of the Record Date, 30,979,717 shares of our Common Stock were issued and outstanding.

How to vote

Submitting a proxy via mail, the Internet or telephone

You may submit your proxy with voting instructions by mail by following the instructions set forth on the enclosed proxy card. Specifically, if you are a stockholder of record on the Record Date you may vote by mailing your proxy card, with voting instructions, to the address listed on your proxy card.

If you hold your shares through a stock broker, nominee, fiduciary or other custodian, you may also be able to vote by calling the toll-free telephone number listed on your proxy card or visiting the website address listed on your proxy card. If you choose to submit your proxy with voting instructions by telephone or through the Internet, you will be required to provide your assigned control number noted on the enclosed proxy card before your proxy will be accepted. In addition to the instructions that appear on the enclosed proxy card, step-by-step instructions will be provided by recorded telephone message or at the designated website on the Internet. Votes submitted by telephone or via the Internet must be received by 11:59 p.m., EDT, on June 4, 2008 in order for them to be counted at the Annual Meeting.

Pursuant to new rules of the Securities and Exchange Commission (the “SEC”), we are making our proxy materials available to beneficial owners of our stock electronically over the Internet rather than mailing the proxy materials. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our beneficial owners. All beneficial owners will have the ability to access the proxy materials, including this Proxy Statement and our 2007 Annual Report, on the website referred to in the notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the notice. In addition, beneficial owners may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

The new SEC rules require us to notify all stockholders, including those stockholders to whom we have mailed proxy materials, of the availability of our proxy materials through the Internet.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be held on June 5, 2008

Our Proxy Statement and 2007 Annual Report to Stockholders are available at
http://ww3.ics.adp.com/streetlink/mktx

Voting your shares in person at the Annual Meeting

You may also attend the Annual Meeting and vote your shares in person by ballot. If you plan to attend the Annual Meeting, you will need to bring proof of your ownership of our Common Stock as of the close of business on April 11, 2008, the Record Date. If you hold shares in “street name” (that is, through a bank, broker or other nominee) and would like to attend the Annual Meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of Common Stock as of the close of business on April 11, 2008. Alternatively, in order to vote, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the Annual Meeting.

Revoking a proxy

A proxy that was submitted by mail may be revoked at any time before it is exercised by (1) giving written notice revoking the proxy to our General Counsel and Corporate Secretary at MarketAxess Holdings Inc., 140 Broadway, 42nd Floor, New York, NY 10005, (2) subsequently filing another proxy bearing a later date or (3) attending the Annual Meeting and voting in person by ballot.

A proxy that was submitted via the Internet or by telephone may be revoked at any time before it is exercised by (1) executing a later-dated proxy card via the Internet or by telephone or (2) attending the Annual Meeting and voting in person by ballot.

Your attendance at the Annual Meeting in and of itself will not automatically revoke a proxy that was submitted via the Internet, by telephone or by mail.

Broker authority to vote

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares held in street name. These proxy materials are being forwarded to you by your broker or nominee, who is considered to be the holder of record with respect to your shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote by filling out the voting instruction form provided by your broker or nominee. Telephone and Internet voting options may also be available to beneficial owners. As a beneficial owner, you are also invited to attend the Annual Meeting, but you must obtain a proxy from the holder of record of your shares in order to vote in person at the Annual Meeting.

If your shares are held in street name, your broker or nominee will ask you how you want your shares to be voted. If you provide voting instructions, your shares must be voted as you direct. If you do not furnish voting instructions, one of two things can happen, depending upon whether a proposal is “routine.” Under the rules that govern brokers that have record ownership of shares beneficially owned by their clients, brokers have discretion to cast votes on routine matters, such as the election of directors and ratification of the appointment of independent registered public accounting firms, without voting instructions from their clients. Brokers are not permitted, however, to cast votes on “non-routine” matters, such as approval of the 2008 Incentive Program, without such voting instructions. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that proposal and has not received voting instructions from the beneficial owner.

Quorum

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum, permitting the Annual Meeting to conduct its business. Subject to the rules regarding the votes necessary to adopt the proposals discussed below, abstentions and broker non-votes (as described above) will be counted for purposes of determining whether a quorum is present. Once a share is represented for any purpose at the Annual Meeting, it will be deemed present for quorum purposes for the remainder of the Annual Meeting (including any meeting resulting from an adjournment or postponement of the Annual Meeting, unless a new record date is set).

Votes necessary to approve each proposal

Election of Directors.  The affirmative vote of a plurality of the votes cast at the Annual Meeting, either in person or by proxy, is required for the election of directors. This means that the individuals who receive the highest number of votes will be elected as directors, up to the maximum number of directors to be chosen at the Annual Meeting.

Other Items.  For each other item, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the item will be required for approval.

Abstentions and broker non-votes will not be voted either in favor of or against any of the proposals. For the election of directors, which requires a plurality of the votes cast, votes withheld from one or more nominees will be excluded entirely from the vote and will have no effect on the outcome. For the ratification of our independent registered public accounting firm and the approval of the 2008 Incentive Program, each of which proposals will be decided by the affirmative vote of a majority of the votes cast, abstentions will be counted for purposes of determining the number of votes cast on the proposal and will have the same effect as negative votes, but broker non-votes will not be counted as shares present and entitled to vote.

Certain stockholder-related matters

We have not received notice of any stockholder proposals that may be properly presented at the Annual Meeting. For information regarding inclusion of stockholder proposals in our 2009 Annual Meeting, see the information in this Proxy Statement under the section heading Other Matters — Stockholder Proposals for 2009 Annual Meeting.

AVAILABILITY OF CERTAIN DOCUMENTS

Householding of Annual Meeting materials

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and their accompanying documents. This means that only one copy of our Proxy Statement is sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents to you upon written or oral request to our Investor Relations Department at MarketAxess Holdings Inc., 140 Broadway, 42nd Floor, New York, NY 10005 or 212-813-6000. If you want to receive separate copies of our proxy statements in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

Additional information

We are required to file annual, quarterly and current reports, proxy statements and other reports with the SEC. Copies of these filings are available through our Internet website at www.marketaxess.com or the SEC’s website at www.sec.gov. We will furnish copies of our SEC filings (without exhibits), including our Annual Report on Form 10-K for the year ended December 31, 2007, without charge to any stockholder upon written or oral request to our Investor Relations Department at MarketAxess Holdings Inc., 140 Broadway, 42nd Floor, New York, NY 10005 or 212-813-6000.

PROPOSAL 1 — ELECTION OF DIRECTORS

The first proposal to be voted on at the Annual Meeting is the election of directors. Our Board currently consists of 11 directors, nine of whom are not our employees. Except for Mr. Burkhardt, each of the nominees for director was elected by the Company’s stockholders on June 7, 2007. Mr. Burkhardt is standing for election for the first time. Mr. Lyski has chosen not to stand for re-election and, as a result, the Board has reduced the number of directors constituting the full Board from 11 to ten. The directors will be elected for a term which begins at the 2008 Annual Meeting of Stockholders and ends at the 2009 Annual Meeting of Stockholders. Each director will hold office until such director’s successor has been elected and qualified, or until such director’s earlier resignation or removal.

Your vote

If you sign the enclosed proxy card and return it to the Company, your proxy will be voted FOR all directors, for terms expiring in 2009, unless you specifically indicate on the proxy card that you are withholding authority to vote for one or more of the nominees.

A plurality of the votes cast by stockholders entitled to vote at the Annual Meeting is required for the election of directors. Accordingly, the directorships to be filled at the Annual Meeting will be filled by the nominees receiving the highest number of votes. In the election of directors, votes may be cast in favor of or withheld with respect to any or all nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote.

Board recommendation

The Board recommends that you vote “FOR” the election of each of the following nominees:

Richard M. McVey
Roger Burkhardt
Stephen P. Casper
David G. Gomach
Carlos M. Hernandez
Ronald M. Hersch
Jerome S. Markowitz
T. Kelley Millet
Nicolas S. Rohatyn
John Steinhardt

Each of these nominees is currently serving as a director on our Board, and each nominee has agreed to serve on the Board if he is elected. If any nominee is unable (or for whatever reason declines) to serve as a director at any time before the Annual Meeting, proxies may be voted for the election of a qualified substitute designated by the current Board, or else the size of the Board will be reduced accordingly. Biographical information about each of the nominees is included under Director information below.

Director information

At the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the persons named below to serve as directors of the Company for a term beginning at the 2008 Annual Meeting of Stockholders and ending at the 2009 Annual Meeting of Stockholders.

Richard M. McVey Director since April 2000	Richard M. McVey (48) has been Chief Executive Officer and Chairman of our Board of Directors since our inception. As an employee of J.P. Morgan & Co., one of our founding broker-dealers, Mr. McVey was instrumental in the founding of MarketAxess in April 2000. Prior to founding MarketAxess, Mr. McVey was Managing Director and Head of North America Fixed Income Sales at JPMorgan, where he managed the institutional distribution of fixed-income securities to investors, from 1996 until April 2000. In that capacity, he was responsible for developing and maintaining senior client relationships across all market areas, including fixed-income, equities, emerging markets, foreign exchange and derivatives. From 1992 to 1996, Mr. McVey led JPMorgan’s North America Futures and Options Business, including institutional brokerage, research, operations, finance and compliance. Mr. McVey received a B.A. in Finance from Miami (Ohio) University and an M.B.A. from Indiana University.
Roger Burkhardt Director since July 2007	Roger Burkhardt (47) is the President and Chief Executive Officer of Ingres Corporation, a provider of business open source software and solutions, a position he has held since July 2007. Mr. Burkhardt joined Ingres Corporation as President and Chief Operating Officer in July

2006. From 2000 until 2006, Mr. Burkhardt was Chief Technology Officer and Executive Vice President of NYSE Group, Inc. Prior to his tenure with the NYSE, Mr. Burkhardt held various capital markets-related technology positions, including serving as President of listed equities at Optimark Technologies, Inc., and director of capital markets at IBM. Mr. Burkhardt holds bachelors and masters degrees in physics from Oxford University and an M.B.A. in finance from New York University.
Stephen P. Casper Director since April 2004	Stephen P. Casper (58) is the Chairman and Chief Executive Officer of Charter Atlantic Corporation, the holding company of Fischer Francis Trees & Watts, Inc. (“FFTW”), a specialist manager of U.S., global and international fixed income portfolios for institutional clients, and Malbec Partners, a manager of single-strategy hedge funds. From April 2004 to January 2008, Mr. Casper was the President and CEO of FFTW. Mr. Casper joined FFTW as Chief Financial Officer in 1990 and was appointed Chief Operating Officer in May 2001. From 1984 until 1990, Mr. Casper was Treasurer of the Rockefeller Family Office. Mr. Casper is a director of FFTW Funds, Inc., a publicly traded mutual fund. Mr. Casper is a presiding director of the board of The Depository Trust & Clearing Corporation and its subsidiaries, the Depository Trust Company, the National Securities Clearing Corporation, the Emerging Markets Clearing Corporation and the Fixed Income Clearing Corporation. Mr. Casper is a Certified Public Accountant and received a B.B.A. in accounting from Baruch College, where he graduated magna cum laude, Beta Gamma Sigma, and an M.S. in finance and accounting from The Wharton School at the University of Pennsylvania.
David G. Gomach Director since February 2005	David G. Gomach (49) was the Chief Financial Officer and Treasurer of School Specialty, Inc. from September 2006 through June 2007 having joined as Executive Vice President – Finance in August 2006. Prior to School Specialty, Mr. Gomach held various positions at the Chicago Mercantile Exchange (CME) from 1987 to 2004. From June 1997 until his retirement from the CME in November 2004, he served as Chief Financial Officer. From 1996 until 1997, Mr. Gomach served as Vice President, Internal Audit and Administration. Also, during his tenure at the CME, he was a Senior Director and Assistant Controller. Prior to joining the CME, Mr. Gomach held positions at Perkin-Elmer, Singer Corporation and Mercury Marine, a subsidiary of Brunswick Corporation. Mr. Gomach is a Certified Public Accountant and received a B.S. from the University of Wisconsin-LaCrosse and an M.B.A. from Roosevelt University.
Carlos M. Hernandez Director since February 2006	Carlos M. Hernandez (46) is the Head of Global Equities for JPMorgan. Mr. Hernandez has been with JPMorgan since 1986, working on a wide array of advisory and financing transactions for both corporations and governments, across various product groups and geographic regions. Prior to his current position, Mr. Hernandez spearheaded all forms of capital raising and distribution in the fixed income, syndicated loans and equity markets. Previously, Mr. Hernandez managed the Institutional Equities business for the Americas. Before joining the Equities Division, Mr. Hernandez served as JPMorgan’s regional executive for Latin America. Mr. Hernandez is a member of JPMorgan’s Global Investment Banking Management Committee.
Ronald M. Hersch Director since July 2000	Ronald M. Hersch (60) is Managing Director Emeritus of Bear, Stearns & Co. Inc., where he has been employed since 1992. Until April 1, 2007, Mr. Hersch was a Senior Managing Director responsible for directing the firm’s futures business as well as coordinating eCommerce activities and initiatives within the Fixed Income Division. Mr. Hersch is a former Chairman of the Futures Industry Association, where he now serves on the board of directors and Executive Committee. Mr. Hersch has previously served on the board of directors of Bond Desk Group, LLC, the Chicago Board of Trade, and the National Futures Association, the self-regulatory organization responsible for futures industry oversight. Mr. Hersch received a B.A. from Long Island University.
Jerome S. Markowitz Director since March 2001	Jerome S. Markowitz (68) has been a partner of Conifer Securities, LLC since September 2006. Prior to that Mr. Markowitz was actively involved in managing a private investment portfolio since 1998. Prior to that, Mr. Markowitz was Director of Capital Markets for Montgomery Securities from 1987 to 1998, a Managing Director at Rothchilds Securities Inc. from 1986 to 1987, and a Senior Managing Director at Prudential Bache from 1983 to 1986.
T. Kelley Millet Director since April 2007	T. Kelley Millet (48) has been President of MarketAxess since September 2006, with primary responsibility for expanding and diversifying the Company’s North American business. Prior to joining us, Mr. Millet served as Senior Managing Director, Co-Head of Global Credit Trading at Bear Stearns from 2001 to 2006, where he was responsible for origination, syndication, cash, derivatives and flow trading for the investment grade and emerging markets businesses, as well as high-yield derivatives. Prior to joining Bear Stearns in 2001, Mr. Millet had a 19-year career with JPMorgan, where he held positions of increasing responsibility, culminating in his appointment as Global Head, Capital Markets and Syndicate.
Nicolas S. Rohatyn Director since April 2000	Nicolas S. Rohatyn (47) has been the Chief Executive Officer and Chief Investment Officer of TRG Management L.P., the investment manager of the TRG Global Opportunity Master Fund, Ltd., since March 2003. From 1982 until 2001, Mr. Rohatyn held a series of positions at JPMorgan, most recently as Executive Director of JPMorgan and Co-Head of LabMorgan from March 2000 until September 2001 and as Managing Director and co-Head of Global Fixed Income from January 1999 until March 2000. Mr. Rohatyn was also a member of the executive management team at JPMorgan from January 1995 until December 2000. Mr. Rohatyn founded the Emerging Markets Traders Association in 1990 and he served as its Chairman from then until 1994. He currently serves on the board of The Alvin Ailey American Dance Theatre. Mr. Rohatyn received a B.A. in Economics from Brown University.
John Steinhardt Director since April 2000	John Steinhardt (54) was Chief Executive Officer and the Chief Investment Officer of Spectrum Investment Management from April 2005 to December 2005. Until October 2004, Mr. Steinhardt was Head of North American Credit Markets for JPMorgan Chase & Co. and a member of the Management Committee of the Investment Banking Division of JPMorgan Chase & Co. Prior to the merger of J.P. Morgan & Co. and the Chase Manhattan Bank, Mr. Steinhardt was the Head of U.S. Securities at Chase Securities Inc. and a member of the Management Committee from 1996 to 2000. Mr. Steinhardt received a B.S. in Economics from St. Lawrence University and an M.B.A from Columbia University.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director independence

The Board of Directors has determined that seven of our nominees for director, Messrs. Burkhardt, Casper, Gomach, Hersch, Markowitz, Rohatyn and Steinhardt, currently meet the independence requirements contained in the NASDAQ listing standards and applicable tax and securities rules and regulations. None of these directors has a relationship with the Company or its subsidiaries which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Each of these directors is “independent” as defined within the meaning of the NASDAQ listing standards. In compliance with the NASDAQ listing standards, we have a Board of Directors comprised of a majority of independent directors.

The NASDAQ listing standards have both objective tests and a subjective test for determining who is an “independent director.” The objective tests state, for example, that a director is not considered independent if he is an employee of the Company or is a partner in or executive officer of an entity to which the Company made, or from which the Company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year. The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

None of the non-employee directors were disqualified from “independent” status under the objective tests. In assessing independence under the subjective test, the Board took into account the standards in the objective tests, and reviewed and discussed additional information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to MarketAxess’ management. Based on all of the foregoing, as required by the NASDAQ listing standards, the Board made a substantive determination as to each of the seven independent directors that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. After reviewing the relationship between the Company and Mr. Hernandez’s employer, JP Morgan Chase & Co. (“JPMorgan”), the Company has decided not to treat Mr. Hernandez as an independent director for purposes of the NASDAQ listing standards and applicable SEC rules. In making this determination, the Board considered that JPMorgan represented less than 10% of the Company’s annual revenue in each of 2007, 2006 and 2005, and has from time to time provided certain investment banking services to the Company, including acting as an underwriter of our initial public offering in 2004.

The Board has not established categorical standards or guidelines to make these subjective determinations, but considers all relevant facts and circumstances.

In addition to Board-level standards for director independence, the directors who serve on the Audit Committee each satisfy standards established by the SEC providing that to qualify as “independent” for purposes of membership on the Audit Committee, members of audit committees may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company other than their director compensation. Also, each of the directors who serve on the Compensation Committee has been determined to be a “non-employee director” for purposes of the applicable SEC rules and regulations and an “outside director” for purposes of the applicable tax rules.

In making its independence determinations, the Board considered transactions occurring since the beginning of 2005 between the Company and entities associated with the independent directors or members of their immediate family. In each case, the Board determined that, because of the nature of the director’s relationship with the entity and/or the amount involved, the relationship did not impair the director’s independence. The Board’s independence determinations included reviewing the following relationships:

•	Mr. Casper was previously an executive officer of FFTW, which represented less than 1% of the Company’s annual revenue in each of the past three years. FFTW is a wholly-owned subsidiary of BNP Paribas, which represented less than 10% of the Company’s annual revenue in each of the past three years.

•	Mr. Hersch is an employee, but not an executive officer, of Bear, Stearns & Co., Inc., which represented less than 5% of the Company’s annual revenue in each of the past three years.

•	Mr. Rohatyn is an executive officer of TRG Management L.P., the investment manager of the TRG Global Opportunity Master Fund, Ltd. TRG Global Opportunity Master Fund, Ltd. represented less than 1% of the Company’s annual revenue in each of the past three years.

•	Mr. Steinhardt was previously an employee, but not an executive officer, of JPMorgan, which represented less than 10% of the Company’s annual revenue in each of the past three years.

How nominees to our Board are selected

Candidates for election to our Board of Directors are nominated by our Nominating and Corporate Governance Committee and ratified by our full Board of Directors for nomination to the stockholders. The Nominating and Corporate Governance Committee operates under a charter, which is available on our corporate website at www.marketaxess.com.

The Nominating and Corporate Governance Committee will give due consideration to candidates recommended by stockholders. Stockholders may recommend candidates for the Nominating and Corporate Governance Committee’s consideration by submitting such recommendations directly to the Nominating and Corporate Governance Committee by mail or electronically. In making recommendations, stockholders should be mindful of the discussion of minimum qualifications set forth in the following paragraph. However, just because a recommended individual meets the minimum qualification standards does not imply that the Nominating and Corporate Governance Committee will necessarily nominate the person so recommended by a stockholder. The Nominating and Corporate Governance Committee may engage outside search firms to assist in identifying or evaluating potential nominees. In 2007, the Nominating and Corporate Governance Committee retained an outside search firm to identify and assist in evaluating potential nominees in connection with the nomination and election of Mr. Burkhardt to our Board of Directors.

The Nominating and Corporate Governance Committee believes that the minimum qualifications for serving on our Board are that a nominee have substantial experience working as an executive officer for, or serving on the board of, a public company, or that he or she demonstrates by significant accomplishment in another given field of endeavor, an ability to make a meaningful contribution to the oversight and governance of a company having a scope and size similar to our Company. A director must have an exemplary reputation and record for honesty in his or her personal dealings and business or professional activity. All directors should possess a basic understanding of financial matters; have an ability to review and understand the Company’s financial and other reports; and be able to discuss such matters intelligently and effectively. He or she also needs to exhibit qualities of independence in thought and action. A candidate should be committed first and foremost to the interests of the stockholders of the Company. Persons who represent a particular special interest, ideology, narrow perspective or point of view would not, therefore, generally be considered good candidates for election to our Board.

Board committees

The Audit Committee of our Board of Directors reviews, acts on and reports to our Board of Directors with respect to various auditing and accounting matters, including the recommendation of our independent registered public accounting firm, the scope of the annual audits, the fees to be paid to the independent registered public accounting firm, the performance of the independent registered public accounting firm and our accounting practices. The Audit Committee currently consists of Messrs. Gomach (Chair), Casper, Hersch and Markowitz. The Board of Directors has determined that each member of the Audit Committee is an independent director in accordance with NASDAQ listing standards and that Mr. Casper and Mr. Gomach are both Audit Committee financial experts, as defined by SEC guidelines and as required by the applicable NASDAQ listing standards.

The Compensation Committee of the Board of Directors recommends, reviews and oversees the salaries, benefits and stock option plans for our employees, consultants, directors (other than non-employee directors)

and other individuals whom we compensate. The Compensation Committee also administers our compensation plans. The Compensation Committee currently consists of Messrs. Steinhardt (Chair), Lyski and Rohatyn. The Board of Directors has determined that each member of the Compensation Committee is an “independent director” in accordance with NASDAQ listing standards, a “non-employee director” under the applicable SEC rules and regulations and an “outside director” under the applicable tax rules.

The Nominating and Corporate Governance Committee of the Board of Directors selects nominees for director positions to be recommended by our Board of Directors for election as directors and for any vacancies in such positions, develops and recommends for our Board of Directors the Corporate Governance Guidelines of the Company and oversees the annual review of the performance of the Board of Directors, each director and each committee. The Nominating and Corporate Governance Committee currently consists of Messrs. Casper (Chair), Hersch and Rohatyn. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is an independent director in accordance with NASDAQ listing standards.

In October 2007, in conjunction with its adoption of the Corporate Governance Guidelines and its designation of the Nominating and Corporate Governance Committee, the Board established the position of Lead Independent Director and appointed Mr. Rohatyn to such position. The Lead Independent Director is responsible for coordinating the activities of the non-management directors, including presiding over the executive sessions of non-management directors.

Meetings and attendance

During the year ended December 31, 2007, the full Board held five meetings and acted by unanimous written consent on one other occasion; the Audit Committee held six meetings and acted by unanimous written consent on one other occasion; the Compensation Committee held five meetings and acted by unanimous written consent on two other occasions; and the Nominating Committee (reconstituted as the Nominating and Corporate Governance Committee in October 2007) acted by unanimous written consent on one occasion. The non-management directors met in executive session without management directors or employees present on four occasions during 2007. We expect each director to attend each meeting of the full Board and of the committees on which he serves and to attend the annual meeting of stockholders. All directors attended at least 75% of the meetings of the full Board and the meetings of the committees on which they served, other than Mr. Rohatyn. Messrs. McVey, Casper, Gomach, Hernandez, Lyski, Millet and Steinhardt attended our 2007 annual meeting of stockholders.

Code of Conduct, Code of Ethics and other governance documents

The Board has adopted a Code of Conduct that applies to all officers, directors and employees, and a Code of Ethics for the Chief Executive Officer and Senior Financial Officers. Both the Code of Conduct and the Code of Ethics for the Chief Executive Officer and Senior Financial Officers, as well as any amendments to, or waivers under, the Code of Ethics for the Chief Executive Officer and Senior Financial Officers, can be accessed in the Investor Relations — Corporate Governance section of our website at www.marketaxess.com.

You may also obtain a copy of these documents by writing to MarketAxess Holdings Inc., 140 Broadway, 42nd Floor, New York, New York 10005, Attention: Investor Relations.

Copies of the charters of our Board’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, as well as copies of the Company’s Corporate Governance Guidelines, certificate of incorporation and bylaws, can be accessed in the Investor Relations — Corporate Governance section of our website.

Communicating with our Board members

Although our Board of Directors has not adopted a formal process for stockholder communications with the Board, we make every effort to ensure that the views of stockholders are heard by the Board or by individual directors, as applicable, and we believe that this has been an effective process to date. Stockholders may communicate with the Board by sending a letter to the MarketAxess Holdings Inc. Board of Directors, c/o General Counsel, 140 Broadway, 42nd Floor, New York, New York 10005. The General Counsel will receive the correspondence and forward it to the Chairman of the Board or to any individual director or directors to whom the communication is directed, as appropriate. Notwithstanding the above, the General Counsel has the authority to discard or disregard any communication that is unduly hostile, threatening, illegal or otherwise inappropriate or to take any other appropriate actions with respect to such communications.

In addition, any person, whether or not an employee, who has a concern regarding the conduct of the Company or our employees, including with respect to our accounting, internal accounting controls or auditing issues, may, in a confidential or anonymous manner, communicate that concern in writing by addressing a letter to the Chairman of the Audit Committee, c/o Corporate Secretary, at our corporate headquarters address, which is 140 Broadway, 42nd Floor, New York, New York 10005, or electronically, at our corporate website, www.marketaxess.com under the heading Investor Relations — Board of Directors — Confidential Ethics Web Form.

Director compensation

Each non-employee director, other than Mr. Hernandez, receives an annual retainer of $40,000. Effective January 1, 2008, the Lead Independent Director receives a supplemental annual retainer of $10,000 and the chairman of the Nominating and Corporate Governance Committee receives a supplemental annual retainer of $7,500. The supplemental annual retainer for the chairman of the Audit Committee is $15,000 and the supplemental annual retainer for the chairman of the Compensation Committee is $7,500. In addition, each non-employee director other than Mr. Hernandez receives $1,000 for each meeting of our Board of Directors, $2,000 for each meeting of the Audit Committee, and $1,000 for each meeting of the Compensation Committee and the Nominating and Corporate Governance Committee that the director attends. In August 2007, we granted 2,500 shares of restricted stock and options to purchase 2,500 shares of our Common Stock to each non-employee director, other than Mr. Hernandez. One-half of these awards vested on November 30, 2007 and the balance vests on May 31, 2008. The exercise price of the stock options is equal to the fair market value of the stock ($16.99 per share) on the date of grant. These awards were made under the Company’s 2004 Stock Incentive Plan (Amended and Restated Effective April 28, 2006) (the “Stock Incentive Plan”). The Board of Directors recommends, reviews and oversees the stock option plans for our non-employee directors. Mr. Hernandez’ employer, JPMorgan, does not permit Mr. Hernandez to receive compensation for his service as a director and, therefore, he receives no cash payments or grants of restricted stock or stock options from us. In the future, we expect to continue to compensate our non-employee directors with a combination of cash and grants of restricted stock or stock options.

The Company and the Board of Directors believe that equity-based awards are an important factor in aligning the long-term financial interest of the non-employee directors and stockholders. As such, in October 2007 the Board of Directors adopted stock ownership guidelines for the non-employee directors requiring that they hold not less than a number of shares of Common Stock equal in value to two times the annual base cash retainer payable to a director, calculated as of the October 24, 2007 effective date of the policy. All non-employee directors must be in compliance within the later of three years from the effective date of the policy or three years after the director becomes a Board member, and the designated level of ownership must be maintained throughout the non-employee director’s service with the Company. Only shares of Common Stock owned outright in any form, including shares purchased and held personally and vested restricted shares count toward the minimum ownership requirement; unvested stock options and unvested restricted shares are excluded. Currently, all non-employee directors except Mr. Burkhardt, who joined the Board in July 2007, are in compliance. Mr. Burkhardt is expected to be in compliance within the required timeframe.

Director Compensation for Fiscal 2007

	Fees Earned or
	Paid in Cash	Stock Awards	Option Awards	Total
Name	($)	($)(1)(2)	($)(1)(2)	($)

Roger Burkhardt	44,500	24,835	10,945	80,280
Stephen P. Casper	67,833	44,125	20,122	132,080
David G. Gomach	75,208	44,125	20,122	139,455
Carlos M. Hernandez	—	—	—	—
Ronald M. Hersch	52,333	44,125	20,122	116,580
Wayne D. Lyski	55,333	44,125	20,122	119,580
Jerome S. Markowitz	64,333	44,125	20,122	128,580
Nicolas S. Rohatyn	66,750	44,125	20,122	130,997
John Steinhardt	65,250	44,125	20,122	129,497

(1)	The amounts reported reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with Statement of Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment” (“FAS 123R”), without regard to the estimated forfeiture related to service-based vesting conditions, of awards pursuant to the Stock Incentive Plan, and thus include amounts attributable to awards granted in and prior to 2007. Assumptions used in the calculation of this amount are included in footnote 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 3, 2008. The amounts reflect the accounting expense for these awards and do not correspond to the actual value that may be recognized by such persons with respect to these awards. The grant date fair value of the stock awards is $16.99 per share, and the grant date fair value of the option awards is $7.4874 per share, in each case calculated in accordance with FAS 123R.

(2)	The table below sets forth information regarding the aggregate number of stock awards and the aggregate number of options awards outstanding at the end of fiscal year 2007 for each non-employee director:

	Aggregate Number of Stock	Aggregate Number of Option
	Awards Outstanding at	Awards Outstanding at
Name	Fiscal Year End (#)	Fiscal Year End (#)

Roger Burkhardt	1,250	2,500
Stephen P. Casper	1,250	22,500
David G. Gomach	1,250	17,500
Carlos M. Hernandez	—	—
Ronald M. Hersch	1,250	22,500
Wayne D. Lyski	1,250	22,500
Jerome S. Markowitz	1,250	30,834
Nicolas S. Rohatyn	1,250	30,834
John Steinhardt	1,250	22,500

PROPOSAL 2 – RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has appointed the firm of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2008, and the Board is asking stockholders to ratify that selection. Although current law, rules and regulations, as well as the charter of the Audit Committee, require our independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the Board considers the selection of our independent registered public accounting firm to be an important matter of stockholder concern and considers a proposal for stockholders to ratify such selection to be an important opportunity for stockholders to provide direct feedback to the Board on an important issue of corporate governance. In the event that stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain PwC, but may ultimately determine to retain PwC as our independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Your vote

Unless proxy cards are otherwise marked, the persons named as proxies will vote FOR the ratification of PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2008. Approval of this proposal requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal.

Board recommendation

The Board recommends that you vote “FOR” ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008.

Information about our independent registered public accounting firm

PwC has audited our consolidated financial statements each year since our formation in 2000. Representatives of PwC will be present at our Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

Audit and other fees

The aggregate fees billed by our independent registered public accounting firm for professional services rendered in connection with the audit of our annual financial statements set forth in our Annual Report on Form 10-K for the years ended December 31, 2007 and 2006 and the audit of our broker-dealer subsidiaries’ annual financial statements, as well as fees paid to PwC for tax compliance and planning and other services, are set forth below.

Except as set forth in the following sentence, the Audit Committee, or a designated member thereof, pre-approves 100% of all audit, audited-related, tax and other services rendered by PwC to the Company or its subsidiaries. The Audit Committee has authorized the Chief Executive Officer and the Chief Financial Officer to purchase permitted non-audit services rendered by PwC to the Company or its subsidiaries up to and including a limit of $10,000 per service and an annual limit of $20,000.

Immediately following the completion of each fiscal year, the Company’s independent registered public accounting firm shall submit to the Audit Committee (and the Audit Committee shall request from the independent registered public accounting firm), as soon as possible, a formal written statement describing: (i) the independent registered public accounting firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review or peer review of the independent registered public accounting firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent registered public accounting firm, and any steps taken to deal with any such issues; and (iii) all relationships between the independent registered public accounting firm and the Company, including at least the matters set forth in Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), in order to assess the independent registered public accounting firm’s independence.

Immediately following the completion of each fiscal year, the independent registered public accounting firm also shall submit to the Audit Committee (and the Audit Committee shall request from the independent registered public accounting firm), a formal written statement of the fees billed by the independent registered public accounting firm to the Company in each of the last two fiscal years for each of the following categories of services rendered by the independent registered public accounting firm: (i) the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q or services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements; (ii) assurance and related services not included in clause (i) that are reasonably related to the performance of the audit or review of the Company’s financial statements, in the aggregate and by each service; (iii) tax compliance, tax advice and tax planning services, in the aggregate and by each service; and (iv) all other products and services rendered by the independent registered public accounting firm, in the aggregate and by each service.

Set forth below is information regarding fees paid by the Company to PwC during the fiscal years ended December 31, 2007 and 2006.

Fee Category	2007	2006

Audit Fees(1)	$1,358,785	$1,567,213
Tax Fees(2)	61,800	45,220
Audit Related Fees	—	7,000
All Other Fees	3,651	1,626

Total	$1,424,236	$1,621,059

(1)	The aggregate fees incurred include amounts for the audit of the Company’s consolidated financial statements (including fees for the audit of our internal controls over financial reporting) and the audit of our broker-dealer subsidiaries’ annual financial statements.

(2)	The aggregate fees incurred for tax services include amounts in connection with tax compliance and tax consulting services.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee currently consists of Messrs. Gomach (Chair), Casper, Hersch and Markowitz. Each member of the Audit Committee is independent, as independence is defined for purposes of Audit Committee membership by the listing standards of NASDAQ and the applicable rules and regulations of the SEC. The Board has determined that each member of the Audit Committee is financially literate, in other words, is able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement, as required by NASDAQ rules. In addition, the Board has determined that both Mr. Gomach and Mr. Casper satisfy the NASDAQ rule requiring that at least one member of our Board’s Audit Committee have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that results in the member’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Board has also determined that both Mr. Gomach and Mr. Casper are “financial experts” as defined by the SEC.

The Audit Committee appoints our independent registered public accounting firm, reviews the plan for and the results of the independent audit, approves the fees of our independent registered public accounting firm, reviews with management and the independent registered public accounting firm our quarterly and annual financial statements and our internal accounting, financial and disclosure controls, reviews and approves transactions between the Company and its officers, directors and affiliates and performs other duties and responsibilities as set forth in a charter approved by the Board of Directors. A copy of the Audit Committee charter is available in the Investor Relations — Corporate Governance section of the Company’s website.

During fiscal year 2007, the Audit Committee met six times and acted once by unanimous written consent. The Company’s senior financial management and independent registered public accounting firm were in attendance at such meetings. Following at least one meeting during each calendar quarter during 2007, the Audit Committee conducted a private session with the independent registered public accounting firm, without the presence of management.

The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including particularly its senior financial management, to prepare financial statements with integrity and objectivity and in accordance with generally accepted accounting principles, and relies upon the Company’s independent registered public accounting firm to review or audit, as applicable, such financial statements in accordance with generally accepted auditing standards.

We have reviewed and discussed with senior management the Company’s audited financial statements for the year ended December 31, 2007, included in the Company’s 2007 Annual Report on Form 10-K. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with generally accepted accounting principles.

In discharging our oversight responsibility as to the audit process, we have discussed with PwC, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees (“SAS 61”). SAS 61 requires our independent registered public accounting firm to provide us with additional information regarding the scope and results of their audit of the Company’s financial statements, including: (i) their responsibilities under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant accounting adjustments, (v) any disagreements with management and (vi) any difficulties encountered in performing the audit.

We have obtained from PwC a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) with respect to any relationship between PwC and the Company that in PwC’s professional judgment may reasonably be thought to bear on independence. PwC has discussed its independence with us, and has confirmed in its letter to us that, in its professional judgment, it is independent of the Company within the meaning of the United States securities laws.

Based upon the foregoing review and discussions with our independent registered public accounting firm and senior management of the Company, we have recommended to our Board that the financial statements prepared by the Company’s management and audited by its independent registered public accounting firm be included in the Company’s Annual Report on Form 10-K, for filing with the SEC. The Committee also has appointed PwC as the Company’s independent registered public accounting firm for 2008.

As specified in its Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. These are the responsibilities of the Company’s management and independent registered public accounting firm. In discharging our duties as a Committee, we have relied on (i) management’s representations to us that the financial statements prepared by management have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

Submitted by the Audit Committee of the
Company’s Board of Directors

David G. Gomach — Chair
Stephen P. Casper
Ronald M. Hersch
Jerome S. Markowitz

PROPOSAL 3 – APPROVAL OF THE MARKETAXESS HOLDINGS INC.
2008 CODE SECTION 162(m) PERFORMANCE INCENTIVE PROGRAM

General

On March 28, 2008, the Compensation Committee adopted the MarketAxess Holdings Inc. 2008 Code Section 162(m) Performance Incentive Program (the “2008 Incentive Program”), subject to approval by the stockholders of the Company, which provides for incentive payments for performance during 2008 to the Company’s key executives who may be affected by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The 2008 Incentive Program is designed to provide a direct correspondence between performance and compensation for certain key executives of the Company and to qualify such compensation for the tax deductibility exception under Section 162(m) of the Code (“Section 162(m)”) while maintaining a degree of flexibility in the amount of incentive compensation paid to such individuals.

Section 162(m) generally disallows a Federal income tax deduction to any publicly held corporation for non-performance based compensation paid in excess of $1 million in any taxable year to the chief executive officer and any other executive officer (other than the chief financial officer) employed on the last day of the taxable year whose compensation is required to be disclosed to stockholders under SEC rules. The 2008 Incentive Program has been structured so that the compensation resulting thereunder would be qualified “performance-based compensation” eligible for deductibility. To preserve the tax deductibility of such compensation, the Company is seeking stockholder approval of the 2008 Incentive Program.

The following summary describes the principal provisions of the 2008 Incentive Program. The summary does not purport to be complete and is qualified in its entirety by the full text of the 2008 Incentive Program attached as Appendix A to this Proxy Statement.

Description of 2008 Incentive Program

Under the 2008 Incentive Program, a bonus pool will be established in an amount equal to 32.5% of 30% of the Company’s 2008 pre-tax operating income before cash bonus expense, if any (the “Bonus Pool”). The goal of achieving operating income is intended to be a “performance goal” under Section 162(m) and requires the approval of the stockholders of the Company. The awards under the 2008 Incentive Program are conditioned upon the stockholders of the Company approving the 2008 Incentive Program and in the event the necessary stockholder approval is not received, the Participants will not be entitled to any awards under the 2008 Incentive Program.

Subject to their continued employment from January 1, 2008 through December 31, 2008, our named executive officers set forth below (the “Participants”) will be entitled to receive a payment from the Bonus Pool equal to the maximum percentage of the Bonus Pool set forth beside their name below:

Maximum Percentage
Name	of Bonus Pool

Richard McVey, Chief Executive Officer	35%
T. Kelley Millet, President	35%
Nicholas Themelis, Chief Information Officer	30%

Notwithstanding the foregoing, the Compensation Committee has the discretion to pay a Participant an amount from the Bonus Pool that is less than, but in no event greater than, the percentage set forth above. Any amount of the Bonus Pool not paid to a Participant will revert to the general funds of the Company.

Amounts payable to the Participants under the 2008 Incentive Program, if any, will be paid in a lump sum cash payment in calendar year 2009 promptly following the Compensation Committee’s written certification of the amount of operating income, if any, earned by the Company. A Participant will be entitled to a pro rata payment based on actual results for the full year if his employment is terminated during 2008 due to (i) his death, (ii) a termination by the Company without cause (as defined in the employment agreement of such named executive officer or in the case of Mr. Themelis, as defined in the MarketAxess Holdings Inc. 2004 Stock Incentive Plan, as amended and restated as of April 28, 2006), or (iii) the Participant’s resignation for good reason (as defined in the employment agreement of such named executive officer or in the case of Mr. Themelis, as defined in the MarketAxess Holdings Inc. 2004 Stock Incentive Plan, as amended and restated as of April 28, 2006).

The 2008 Incentive Program is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended, nor is it intended to be qualified under Section 401(a) of the Code.

If the 2008 Incentive Program had been in effect during 2007, the amounts that would have been payable to Messrs. McVey, Millet and Themelis, before any reduction by the Compensation Committee, would have been $950,000, $950,000 and $831,000, respectively.

Your vote

Unless proxy cards are otherwise marked, the persons named as proxies will vote FOR the approval of the 2008 Incentive Program. Approval of this proposal requires the affirmative vote of a majority of the votes cast with respect to the proposal at the Annual Meeting.

Board recommendation

The Board recommends that you vote “FOR” approval of the MarketAxess Holdings Inc. 2008 Code Section 162(m) Performance Incentive Program.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of April 11, 2008 by (i) each person or group of affiliated persons known by us to beneficially own more than five percent of our Common Stock, (ii) our named executive officers, (iii) each of our directors and nominees for director and (iv) all of our directors and executive officers as a group.

The following table gives effect to the shares of Common Stock issuable within 60 days of April 11, 2008 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under Section 13 of the Securities Exchange Act of 1934, as amended, and includes voting and investment power with respect to shares. Percentage of beneficial ownership is based on 30,979,717 shares of Common Stock outstanding at the close of business on April 11, 2008. Except as otherwise noted below, each person or entity named in the following table has sole voting and investment power with respect to all shares of our Common Stock that he, she or it beneficially owns.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o MarketAxess Holdings Inc., 140 Broadway, 42nd Floor, New York, New York 10005.

	Number of	Percentage
	Shares	of Common
	Beneficially	Stock
	Owned	Owned

5% Stockholders
FMR LLC(1)	4,619,597	14.91%
J.P. Morgan Partners (23A), L.P.(2)	1,090,482	3.49%
LabMorgan Corporation(3)	2,323,892	7.43%
Total for entities affiliated with J.P. Morgan Chase & Co.	3,123,892	9.99%
Royce & Associates, L.L.C.(4)	2,238,900	7.23%
Kornitzer Capital Management, Inc.(5)	2,002,973	6.47%
Janus Capital Management LLC(6)	1,984,207	6.40%
Named Executive Officers and Directors
Richard M. McVey(7)	2,662,712	8.27%
Roger Burkhardt(8)	5,000	*
Stephen P. Casper(9)	35,000	*
David G. Gomach(10)	30,000	*
Carlos M. Hernandez(11)	—	—
Ronald M. Hersch(9)	35,000	*
Wayne D. Lyski(9)	35,000	*
Jerome S. Markowitz(12)	52,848	*
T. Kelley Millet(13)	288,660	*
Nicolas S. Rohatyn(14)	43,334	*
John Steinhardt(9)	35,000	*
James N.B. Rucker(15)	265,048	*
Nicholas Themelis(16)	268,385	*
All Executive Officers and Directors as a Group (13 persons)(17)	3,755,987	11.43%

*	Less than 1%.

(1)	Information regarding FMR LLC was obtained from a Schedule 13G filed by FMR LLC with the SEC. FMR LLC filed on behalf of its direct and indirect wholly-owned subsidiaries, Fidelity Management & Research Company, Pyramis Global Advisors, LLC, Pyramis Global Advisors Trust Company, and Fidelity International Limited. The principal address of FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(2)	Information regarding J.P. Morgan Partners (23A), L.P. was obtained from a Schedule 13G filed by J.P. Morgan Partners (23A), L.P. with the SEC. Consists of 800,000 shares of Common Stock and 290,482 shares of Common Stock issuable upon conversion of shares of non-voting common stock that are presently convertible. Excludes 934,835 shares of non-voting common stock, because the terms of the non-voting common stock contain a limitation on acquiring shares of Common Stock if the conversion would result in the holder beneficially owning more than 9.99% of our outstanding Common Stock. In total, 1,225,317 shares of non-voting common stock are owned by the holder. The general partner of J.P. Morgan Partners (23A), L.P. is J.P. Morgan Partners (23A Manager), Inc., an indirect wholly-owned subsidiary of JPMorgan Chase & Co. The principal business address of J.P. Morgan Partners (23A), L.P. is 270 Park Avenue, New York, NY 10017.

(3)	Information regarding LabMorgan Corporation was obtained from a Schedule 13G filed by LabMorgan Corporation with the SEC. Consists of 2,033,410 shares of Common Stock and an aggregate of 290,482 shares of Common Stock issuable upon conversion of shares of non-voting common stock that are presently convertible. Excludes 1,069,855 shares of non-voting common stock because the terms of the non-voting common stock contain a limitation on acquiring shares of Common Stock if the conversion would result in the holder beneficially owning more than 9.99% of our outstanding Common Stock. In total, 1,360,337 shares of non-voting common stock are owned by the holder. LabMorgan Corporation is a direct wholly-owned subsidiary of JPMorgan Chase & Co. The principal business address of LabMorgan Corporation is 270 Park Avenue, New York, NY 10017.

(4)	Information regarding Royce & Associates, LLC was obtained from a Schedule 13G filed by Royce & Associates, LLC with the SEC. The principal business address of Royce & Associates, LLC is 1414 Avenue of the Americas, New York, NY 10019.

(5)	Information regarding Kornitzer Capital Management, Inc. was obtained from a Schedule 13G filed by Kornitzer Capital Management, Inc. with the SEC. The principal business address of Kornitzer Capital Management, Inc. is 5420 West 61st Place, Shawnee Mission, KS 66205.

(6)	Information regarding Janus Capital Management LLC was obtained from a Schedule 13G filed by Janus Capital Management LLC with the SEC. Janus Capital Management LLC has indirect ownership stakes in Enhanced Investment Technologies LLC and Perkins, Wolf, McDonnell and Company, LLC. Due to the above structure, holdings for Janus Capital Management LLC, Enhanced Investment Technologies LLC and Perkins, Wolf, McDonnell and Company, LLC are aggregated. The principal business address of Janus Capital Management LLC is 151 Detroit Street, Denver, CO 80206.

(7)	Consists of (i) 709,784 shares of Common Stock owned by Mr. McVey individually; (ii) 255,000 shares of unvested restricted stock; (iii) 1,202,774 shares of Common Stock issuable pursuant to stock options granted to Mr. McVey that are or become exercisable within 60 days; and (iv) 495,154 shares of Common Stock owned of record by a trust for the benefit of Mr. McVey and his family members. Does not include 387,000 shares of Common Stock issuable pursuant to stock options or 68,600 performance shares that are not exercisable within 60 days.

(8)	Consists of (i) 1,250 shares of Common Stock held individually; (ii) 1,250 shares of unvested restricted stock; and (iii) 2,500 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days.

(9)	Consists of (i) 11,250 shares of Common Stock held individually; (ii) 1,250 shares of unvested restricted stock; and (iii) 22,500 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days.

(10)	Consists of (i) 11,250 shares of Common Stock held individually; (ii) 1,250 shares of unvested restricted stock; and (iii) 17,500 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days.

(11)	Does not include shares of Common Stock and other MarketAxess securities held by J.P. Morgan Partners (23A), L.P. or LabMorgan Corporation, each of which is a direct wholly-owned subsidiary of JPMorgan Chase & Co. Mr. Hernandez disclaims beneficial ownership of such shares.

(12)	Consists of (i) 13,957 shares of Common Stock held by Mr. Markowitz individually; (ii) 1,250 shares of unvested restricted stock held by Mr. Markowitz; (iii) 30,834 shares of Common Stock issuable pursuant to stock options granted to Mr. Markowitz that are or become exercisable within 60 days; and (iv) 6,807 shares of Common Stock held by Mr. Markowitz in joint tenancy with his spouse.

(13)	Consists of (i) 68,660 shares of Common Stock held individually; (ii) 120,000 shares of unvested restricted stock; and (iii) 100,000 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days. Does not include 575,000 shares of Common Stock issuable pursuant to stock options or 27,400 performance shares that are not exercisable within 60 days.

(14)	Consists of (i) 11,250 shares of Common Stock held individually; (ii) 1,250 shares of unvested restricted stock; and (iii) 30,834 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days.

(15)	Consists of (i) 60,874 shares of Common Stock held in joint tenancy with his spouse; (ii) 19,000 shares of unvested restricted stock; and (iii) 185,275 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days. Does not include 38,376 shares of Common Stock issuable pursuant to stock options or 8,920 performance shares that are not exercisable within 60 days.

(16)	Consists of (i) 14,564 shares of Common Stock held in joint tenancy with his spouse; (ii) 42,166 shares of unvested restricted stock; and (iii) 211,655 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days. Does not include 48,345 shares of Common Stock issuable pursuant to stock options or 17,200 performance shares that are not exercisable within 60 days.

(17)	Consists of (i) 1,438,449 shares of Common Stock; (ii) 446,166 shares of unvested restricted stock; and (iii) 1,871,372 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days. Does not include 1,199,571 shares of Common Stock issuable pursuant to stock options or 122,120 performance shares that are not exercisable within 60 days.

EXECUTIVE OFFICERS

Set forth below is information concerning our executive officers as of April 11, 2008.

Name	Age	Position

Richard M. McVey	48	Chief Executive Officer and Chairman of the Board of Directors
T. Kelley Millet	48	President
James N.B. Rucker	51	Chief Financial Officer
Nicholas Themelis	44	Chief Information Officer

Richard M. McVey has been Chief Executive Officer and Chairman of our Board of Directors since our inception. See Proposal 1 — Election of Directors — Director information for a discussion of Mr. McVey’s business experience.

T. Kelley Millet has been President since September 2006. See Proposal 1 — Election of Directors — Director information for a discussion of Mr. Millet’s business experience.

James N.B. Rucker has been Chief Financial Officer since June 2004. From our formation in April 2000 through June 2004, Mr. Rucker was Head of Finance and Operations, with responsibility for finance and certain client and dealer services. From January 1995 to April 2000, Mr. Rucker was Vice President and Head of International Fixed Income Operations at Chase Manhattan Bank, where he was responsible for the settlement of international securities and loan, option and structured trades. He also was a Director of the Emerging Markets Clearing Corporation from 1999 to 2000. Mr. Rucker received a B.S. in Economics and Politics from Bristol University, England.

Nicholas Themelis has been Chief Information Officer since March 2005. From June 2004 through February 2005, Mr. Themelis was Head of Technology and Product Delivery. From March 2004 to June 2004, Mr. Themelis was Head of Product Delivery. Prior to joining us, Mr. Themelis was a Principal at Promontory Group, an investment and advisory firm focused on the financial services sector, from November 2003 to March 2004. From March 2001 to August 2003, Mr. Themelis was a Managing Director, Chief Information Officer for North America and Global Head of Fixed Income Technology at Barclays Capital. From March 2000 to March 2001, Mr. Themelis was the Chief Technology Officer and a member of the board of directors of AuthentiDate Holdings Corp., a start-up focused on developing leading-edge content and encryption technology. Prior to his tenure at AuthentiDate, Mr. Themelis spent nine years with Lehman Brothers, ultimately as Senior Vice President and Global Head of the E-Commerce Technology Group.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

2007 was a year of two very different halves. Building on the solid earnings momentum generated during the preceding three quarters, we exited the second quarter of 2007 with record quarterly revenue, pre-tax income and trading volume, as well as a record 11.1% estimated share of U.S. high-grade corporate bond trading volume (as reported by the Financial Industry Regulatory Authority’s (“FINRA”) Trade Reporting and Compliance Engine (“TRACE”)).

The benign credit market conditions that we experienced in the first half of the year, characterized by tight spreads and low credit spread volatility, came to an abrupt end in July, however, as the subprime mortgage contagion spread through the market. Yet despite the extraordinarily difficult environment for trading credit, we grew revenue and earnings through the second half of 2007 vs. the second half of 2006. In addition, during the second half of 2007 and continuing into the first quarter of 2008, we continued to execute our strategy of complementing our organic growth opportunities with strategic acquisitions that expand our technology services business, enhance our client connectivity offering and extend our client base.

2007 ended with both pre-tax operating income and earnings per share (“EPS”) ahead of our 2007 financial plan and double our pre-tax operating income and EPS results for calendar year 2006.

We also delivered on a number of strategic initiatives, including:

•	increasing estimated share of FINRA TRACE high-grade trading volume to 9.4% for 2007, compared to 8.5% for 2006, including a new record estimated quarterly share of 11.1% for the second quarter of 2007;

•	expanding our recurring revenue base with the successful introduction of our new European high-grade fee plan;

•	leveraging our success in client-to-dealer Emerging Markets (“EM”) trading across new trading protocols and markets. We launched DealerAxess® inter-dealer trading in EM Credit Default Swaps and launched client-to-dealer local market trading, initially in bonds denominated in the local currencies of Mexico, Brazil and Argentina;

•	diversifying revenues and expanding our technology services capabilities through the acquisition of Trade West Systems, LLC (“TWS”), a financial software innovator that provides gateway adapters to connect order management systems (“OMS”) and trading systems to fixed-income trading venues;

•	increasing client connectivity, with approximately 150 client OMS connections established by the end of 2007. Trades executed directly from OMS connections in 2007 more than doubled, to 22% of all trades executed over the platform;

•	continued to build on our already superior liquidity pool on the platform with the addition of new dealers, bringing our global dealer group to 30;

•	ending the year with $124 million in cash, cash equivalents and securities, just 5% below 2006 year-end levels even after expenditures of almost $40 million in connection with the share repurchase program approved by our Board in November of 2006; and

•	generating free cash flow of $24.2 million, more than twice our reported net income for the year. The Company’s balance sheet and free cash flow continue to be sources of strength.

Overview of compensation objectives and strategy for our named executive officers

The compensation program for our Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”) and our two other executive officers who were serving as executive officers at the end of the last fiscal year (the “named executive officers”) is designed to attract and retain the caliber of executives needed to ensure our continued growth and profitability. The primary objectives of the program are to:

•	create long-term value for our stockholders;

•	align personal performance and decision-making with stockholder value creation;

•	reward our named executive officers for their individual performance and their contribution to our overall financial performance;

•	support our long-term growth objectives;

•	encourage high potential individuals with significant and unique market experience to build a career at the Company;

•	provide rewards that are competitive with organizations that compete for similarly skilled executives; and

•	provide rewards that are cost-efficient and equitable to our named executive officers and stockholders alike.

Our ability to retain high-performing executives is critical to the Company’s success. As we have recruited to fill executive and other senior level positions, we have learned that our business requires a unique skill-set that is not easily found. Each of our named executive officers has an understanding of the fixed-income securities market as well as the life cycle and process of developing and introducing technology solutions to the market. As we have a flat organization, our named executive officers are expected to effectively communicate to and lead broad teams of employees across all levels of the organization. Our named executive officers must be able to think strategically and broadly; likewise, as we are a small firm with little overhead in support positions, they must have the ability and desire to manage tactical details. Our high-performing named executive officers often have the option to work at top tier broker/dealers or other financial services firms that will pay more than we are capable of paying.

The compensation programs for our named executive officers are administered by the Compensation Committee of the Board of Directors. Working with management and our outside compensation advisors, the Compensation Committee has developed a compensation and benefits strategy that rewards performance and behaviors to reinforce a culture that will drive long-term success.

We have a semi-annual planning and goal-setting process that is fully integrated into the compensation program, creating alignment between individual efforts, our results and financial rewards.

In addition, we seek to promote a long-term commitment to the Company from our named executive officers, as we believe that there is great value to the Company in having a team of seasoned managers. Our team-focused culture and management processes are designed to foster this commitment. Therefore, long-term incentives for our named executive officers are only in the form of equity, predominantly in the form of stock options. Realizing value from the equity incentive awards is dependent upon our performance and growth in our stock price. The vesting schedules attached to restricted stock and stock option awards (generally a minimum of three years) reinforce this long-term orientation.

Role of the Compensation Committee

General

The Compensation Committee provides overall guidance for our compensation policies and determines the amounts and elements of compensation for our named executive officers. The Compensation Committee’s function is more fully described in its charter, which has been approved by our Board of Directors. The charter is available on our corporate website at www.marketaxess.com under the Investor Relations-Corporate Governance caption.

The Board of Directors has determined that each member of the Compensation Committee is an “independent director” in accordance with NASDAQ listing standards, a “non-employee director” under the applicable SEC rules and regulations and an “outside director” under the applicable tax rules.

When considering decisions concerning the compensation of our named executive officers other than the CEO, the Compensation Committee asks for the recommendations of both the CEO and our compensation consultant. All compensation decisions for our named executive officers are ultimately made in the discretion of the Compensation Committee.

No named executive officer has a role in determining or recommending compensation for outside directors.

Use of Outside Advisors

In making its determinations with respect to compensation of our named executive officers, the Compensation Committee retained the services of the compensation consultant Pearl Meyer & Partners (“PM&P”) effective January 2007. PM&P is retained directly by the Compensation Committee and, in 2007, provided no other services to the Company other than the consulting services provided the Compensation Committee with respect to compensation for our named executive officers, our other employees and our non-employee directors. In the first quarter of 2008, PM&P conducted a Board of Directors effectiveness survey for the Board.

The Compensation Committee annually reviews competitive compensation data and any other relevant market data prepared by our compensation consultant.

The Compensation Committee has the authority to retain, terminate and set the terms of our relationship with any outside advisors who assist the Compensation Committee in carrying out its responsibilities.

Pay Levels and Benchmarking

Pay levels for our named executive officers are determined based on a number of factors, including the individual’s roles and responsibilities within the Company, the individual’s experience and expertise, the pay levels for peers within the Company, pay levels in the marketplace for similar positions, performance of the individual and the financial performance of the Company as a whole.

We seek to provide competitive compensation that is commensurate with performance. We benchmark our named executive officer compensation programs with a peer group of financial technology companies and other pertinent survey data. We generally target a total direct compensation (“TDC”) mix that includes base salary, annual cash incentives and long-term incentive awards that meets the market median when corporate and/or individual goals are achieved at target. Likewise, we calibrate both annual and long-term incentive opportunities to generate less-than-median awards when corporate and/or individual goals are not fully achieved and greater-than-median awards when corporate and/or individual goals are exceeded.

In determining pay levels, the Compensation Committee considers all forms of compensation and benefits and uses tools such as the Black-Scholes option pricing model to value equity and equity expense in determining the financial impact on the Company.

The Compensation Committee assesses “competitive market” compensation using a number of sources. One of the data sources used in setting competitive market levels for the executive officers is the information publicly disclosed by a “peer group” of companies (listed below), which is reviewed annually and may change from year to year. While these companies may differ from us in terms of size and revenues, they are the closest matches in terms of business model. These companies are in the financial services technology marketplace and currently include:

• eSpeed, Inc.	• Options Xpress Holdings, Inc.
• International Securities Exchange, Inc.	• SWS Group, Inc.
• Investment Technology Group, Inc.	• TD Ameritrade Holding Corp.
• Knight Capital Group, Inc.	• Tradestation Group, Inc.
• Labranche & Co., Inc.

As our business model is unique — we are the only publicly-traded company whose core business is providing a multi-dealer electronic trading platform for credit products for client-to-dealer trading — this peer group data is supplemented and blended with data from different compensation surveys, including surveys conducted by McLagan Partners, Watson Wyatt and PM&P.

After consideration of the data collected on external competitive levels of compensation, internal relationships within the group of named executive officers at the Company, corporate financial performance and individual performance, the Compensation Committee makes decisions regarding individual target total compensation levels for each named executive officer based on the need to attract, motivate and retain an experienced and effective management team, although, as mentioned earlier, we generally target TDC around the median of the market data for accomplishment of target performance.

The base salary for each named executive officer has historically been at or above the median salary of the benchmarked data. However, as no salary adjustments were made from 2006 to 2007, base salaries fell slightly below market median because we felt that setting greater target opportunities, above median levels, under our annual incentive plan was important to reinforce our pay-for-performance philosophy.

The Compensation Committee also applies other factors in determining the level of incentive pay for our named executive officers. For example, if the Company’s ratio of compensation expense to gross revenues is greater than that of other companies in our peer group, the Compensation Committee may reduce the amount of the annual incentive opportunity for our named executive officers accordingly. Likewise, the Compensation

Committee considers total compensation and benefits cost as a multiple of operating income. If that multiple increases year-over-year, the Committee may reduce the incentive pay structure.

As noted above, notwithstanding our overall pay positioning objectives, pay opportunities for specific individuals vary based on a number of factors, such as scope of duties, tenure, institutional knowledge, market conditions and the ability to retain our named executive officer, and/or the difficulty in recruiting a new executive. Actual total compensation in a given year will vary above or below the target compensation levels based on the attainment of operating goals, the creation of stockholder value and competitive threats.

Details of the Company’s compensation structure for our named executive officers

Pay Elements — Overview

We utilize four main components of compensation for our named executive officers:

•	base salary that reflects the individual’s role and responsibilities, experience, expertise and individual performance;

•	annual variable cash performance awards that are designed to reward attainment of annual goals, and which allow cash compensation to fluctuate upwards or downwards, as appropriate, with corporate financial performance;

•	long-term incentives, which are equity-based awards that may include stock options, stock appreciation rights, restricted stock, performance shares and other stock-based awards, including restricted stock units and deferred stock units (through 2007, only stock options and restricted stock were granted); and

•	benefits and perquisites, offered to all employees, including healthcare benefits, life insurance and retirement savings plans; and disability plans in the U.S.

In addition to the foregoing elements, we have entered into employment agreements with our CEO and President that provide for certain payments and benefits in the event of certain terminations of their employment or a change in control of the Company.

The compensation consultant works with our CEO and other managers of the Company to gather pertinent Company information, including but not limited to employee and officer listings, corporate financial performance, accrued bonus pool and budget for the expensing of equity grants. The compensation consultant independently researches the performance and pay philosophy of our peer group and benchmarks all positions using applicable survey data. The compensation consultant presents the recommended compensation ranges — ranges for base pay, cash bonus and TDC — for all of our named executive officers. Corporate financial performance (financial performance vs. plan and year-over-year growth) and the ability to incur the suggested compensation expenses factor heavily into the Compensation Committee’s decision whether to pay below, at or above the median benchmark data. Additionally, group and individual performance and the need for retention are considered when making pay decisions.

Pay Elements — Details

Base Salary

The Compensation Committee annually reviews salaries for our named executive officers and makes adjustments as warranted based on individual responsibilities and performance, Company performance in light of market conditions and competitive practices. Salary increases for performance or for cost of living are not guaranteed each year; rather, the Compensation Committee reviews all components of remuneration and decides which, if any, elements of compensation should be adjusted or granted based on corporate and individual results and competitive benchmark data. This approach is in line with the Company’s intention of offering compensation that is contingent upon individual responsibilities and performance.

There were no base pay increases given to any named executive officers in 2007. However, our benchmark data show an increase in salaries over the past year. As we have not increased base salaries for our named executive officers, their base salaries are now generally lower than the benchmark median. We believe this is advantageous to the Company, as the slightly lower base salary permits us to emphasize variable pay so that our compensation is more fully aligned with performance outcomes.

Annual Variable Performance Awards Payable in Cash

Section 162(m) of the Code generally prohibits any publicly-held corporation from taking a Federal income tax deduction for compensation paid in excess of $1 million in any taxable year to the chief executive officer and any other executive officer (other than the chief financial officer) employed on the last day of the taxable year whose compensation is required to be disclosed to stockholders under SEC rules, unless the plan and awards pursuant to which any portion of the compensation is paid meet certain requirements. Certain exceptions apply in the case of plans adopted by a private company that subsequently becomes publicly-traded. Prior to our initial public offering in 2004, we adopted the MarketAxess Holdings Inc. 2004 Annual Performance Incentive Plan (the “2004 Annual Performance Plan”). The deduction limits under Code Section 162(m) do not apply to awards under the 2004 Annual Performance Plan granted during a transition period following our becoming public. This transition period will end at the Annual Meeting.

For annual cash compensation awarded in 2008, subject to stockholder approval at the Annual Meeting, the Compensation Committee has adopted the 2008 Incentive Program. The 2008 Incentive Program has been structured in a manner intended to qualify as “performance-based compensation” eligible for deductibility under Code Section 162(m). Please see “Proposal 3 — Approval of the MarketAxess Holdings Inc. 2008 Code Section 162(m) Performance Incentive Program” above for more information regarding the 2008 Incentive Program. For periods after 2008 we intend to adopt incentive compensation programs and plans for our executive officers that are structured in a manner that meets the requirements of Code Section 162(m) in order to preserve our ability to take compensation expense deductions for annual cash bonuses that qualify as performance-based compensation. Performance-based compensation satisfying the requirements of Code Section 162(m) is excluded from the $1 million deductibility cap.

The 2004 Annual Performance Plan is designed to provide cash bonus awards to executive officers in recognition of their contribution to corporate results, profitability and stockholder returns. Awards paid under the 2004 Annual Performance Plan are contingent upon the attainment of certain pre-established financial performance targets set by the Compensation Committee. The 2004 Annual Performance Plan provides for the bonus accrual to be based on one or more financial metrics, including, but not limited to:

•	pre-tax profits;

•	EPS;

•	gross revenues;

•	operational cash flow;

•	net income; or

•	such other goals established by the Compensation Committee.

The incentive compensation program adopted under the 2004 Annual Performance Plan for 2007 was a variable bonus pool based on a percentage of pre-tax operating income, before cash bonus expense. This formula has two objectives: to align employee bonuses with operating income, which correlates to EPS, and to use the operating leverage of our business to motivate employees. The percentage was determined at the beginning of the year based on our target financial plan and the aggregate median of competitive cash bonus levels. We intend to continue to use this formula with increases year-over-year if annual operating income growth is demonstrated. The achievement of target pre-tax operating income is moderately difficult to achieve and requires revenue growth and prudent expense management. As we met our target financial plan and demonstrated significant operating growth in 2007 as compared to 2006, the bonus pool for 2007 was at target and above the bonus pool for 2006. Specifically, the bonus pool for 2007 was $13.4 million as compared to $10.9 million in 2006. Had the financial results been less than our financial plan, the bonus pool that would have been paid out would have been less than the target.

In determining the CEO’s cash bonus, the Compensation Committee primarily focuses on corporate financial performance. In addition, the Compensation Committee also factors in more qualitative results, such as implementation of strategic initiatives. In 2007, the CEO was credited with:

•	year-over-year revenue growth of 12%, partially achieved through the expansion of the recurring revenue base by leading the implementation of the European high-grade fee plan;

•	year-over-year operating income and EPS growth of 100%;

•	judicial expense management throughout the year, especially in the second half during a difficult credit markets environment, resulting in full-year expenses lower than plan and year-over-year expense growth of only 2.2%; and

•	launching our technology services business and the subsequent acquisition of TWS.

In determining the President’s cash bonus, the Compensation Committee and CEO primarily focused on corporate financial performance. In addition to the achievement of the financial and strategic initiatives outlined above, the President:

•	re-organized the U.S. revenue-generating departments, resulting in increased client and dealer coverage at a lower cost; and

•	increased our estimated share of FINRA TRACE high-grade trading volume to 9.4% for 2007, compared to 8.5% for 2006, including a new record estimated quarterly share of 11.1% for the second quarter of 2007.

In determining the cash bonus compensation for the CFO, the Compensation Committee and CEO focused on corporate financial performance, which includes the metrics noted above as well as free cash flow of 2.3 times 2007 net income. In addition, the CFO was compensated for the Company’s ability to meet the requirements of the Sarbanes-Oxley Act of 2002.

In addition to aiding the financial goals of the Company through expense management, our Chief Information Officer (“CIO”) was credited with launching the technology services business, a significant opportunity for revenue diversification that also led to the acquisition of TWS.

As stated above, retention and minimizing the impact of competitive offers of employment factored into the compensation decisions for all executive officers.

A summary of cash bonuses awarded for 2006 and 2007, and the relationship between cash bonus growth and stockholder value measured as earnings per share (EPS), is as follows:

			Year-over-Year
	2006 actual	2007 actual	% Change

Operating Income before Taxes	$8.6 million	$17.2 million	100%
EPS	$0.15	$0.30	100%

			Variance over/
	2007 plan	2007 actual	(under) Plan

Operating Income before Taxes	$16.9 million	$17.2 million	2%
EPS	$0.27	$0.30	11%

				Year-over-Year
	2006		2007	% Change

Cash Bonus
CEO	$500,000		$800,000	60%
President	$600,000	*	$800,000	33%
CFO	$200,000		$275,000	38%
CIO	$475,000		$700,000	47%

*	Annualized number; actual payment was $200,000 for approximately four months of employment.

Total cash compensation for the CEO and President was significantly below the median of the benchmark data, and the CFO was slightly below median, as a result of the limitations set by the overall level of the 2007 bonus pool. Due to a competitive market for executive level technology leaders, the CIO was compensated above the median for retention purposes.

Long-term Incentives — Equity-based Awards

The Company and the Compensation Committee believe that equity-based awards are an important factor in aligning the long-term financial interest of our named executive officers and our stockholders. As such, on October 24, 2007, the Board of Directors adopted stock ownership guidelines for our named executive officers as follows:

•	current CEO — not less than a number of shares of Common Stock equal in value to three times the CEO’s base salary as calculated on the effective date of the policy; and

•	other current named executive officers — not less than a number of shares of Common Stock equal in value to two times the named executive officer’s base salary as calculated on the effective date of the policy.

All current named executive officers must be in compliance with the policy within the later of the first five years of the named executive officer’s service or five years from the effective date of the policy, and the designated level of ownership must be maintained throughout the named executive officer’s employment with the Company. Newly appointed executives will be subject to the same guidelines and will be required to be in compliance within five years of commencement of service. Only shares of Common Stock owned outright in any form, including shares purchased and held personally and vested restricted shares, count toward the minimum ownership requirement; vested and unvested stock options and unvested restricted shares are excluded. Currently, the CEO and CFO are in compliance. The President and CIO are expected to be in compliance within the required timeframe.

Equity awards to our named executive officers are determined in the same manner as cash bonuses: the budget for equity-related expenses, corporate, group and individual performance, benchmark data and retention requirements are factors in determining the equity award. Additionally, total planned cash compensation vs. benchmark data is considered when determining the size and type of equity grant. As a general matter, it is our intention to compensate our named executive officers at median levels on a TDC basis if targets are achieved; our long-term incentive program aims to bring the total compensation package for all of our named executive officers within that range, or above or below such range for commensurate performance.

The Compensation Committee evaluates the use of equity-based awards and intends to continue to use such awards in the future as part of designing and administering the Company’s compensation program. The Compensation Committee may grant equity incentives under the Company’s 2004 Stock Incentive Plan (amended and restated effective April 28, 2006) (the “Stock Incentive Plan”) in the form of stock options (non-qualified and incentive stock options), stock appreciation rights, restricted stock, performance shares, performance units and other stock-based awards. Through 2007, only stock options and restricted stock have been granted. Awards to executive officers are generally granted at the time of hire and then annually at the end of each fiscal year for corporate, unit and individual performance.

Since 2006, our policy has been to grant all year-end equity awards on January 15th of the following year or the preceding business day if January 15th is not a business day. The expected value of the year-end equity award to each named executive officer is approved by the Compensation Committee prior to grant and is part of the process in determining TDC for each named executive officer. The actual grant amount (i.e., number of shares or options) awarded is approved by the Compensation Committee on or before the grant date. Grants to new executive officers are made on the date of hire and are approved by the Compensation Committee prior to hire. The exercise price for stock options is the closing market price per share of our Common Stock on The NASDAQ Stock Market on the grant date.

As we have done in the past, for year-end 2007 performance, the Compensation Committee granted stock options to our named executive officers that have time-based vesting over three years.

Through 2007, the Compensation Committee also granted shares of restricted stock to our named executive officers with performance-based vesting. In 2007 and 2008, restricted stock grants were made with time-based vesting over three years.

In connection with commencement of his employment in 2006, our President received an incentive stock option award and a restricted stock award. A portion of the options vest in equal annual installments over a five-year period beginning on October 1, 2007 and a portion vest over a three-year period beginning on February 1, 2009 if certain performance metrics for 2008 are met. An additional portion of the options were subject to the achievement of certain performance metrics in 2007 that were not satisfied, and therefore that portion was forfeited. The restricted stock award vests in equal annual installments over a five-year period beginning on October 1, 2007. As discussed elsewhere in this Proxy Statement, certain portions of the stock option award and the restricted stock award may also vest upon termination of his employment.

Beginning in 2008, the Compensation Committee will also utilize performance shares under the Stock Incentive Plan in order to tie the long-term equity component of compensation more closely to stockholder returns. Specifically, the Compensation Committee implemented the use of performance shares to:

•	replace some value of “guaranteed” restricted stock awards with a variable pay instrument that aligns with financial performance;

•	manage stockholder dilution by using less shares than similar value stock option grants; and

•	provide a balance between stock option upside and retention / downside protection of restricted stock.

The Compensation Committee has approved two forms of Performance Share Award Agreements. One form is for use in connection with grants of performance share awards to the CEO and the President, and a second form is for use in connection with grants of performance share awards to all other individuals, including other named executive officers. Each Performance Share Award Agreement provides for the grant of a target number of performance shares that will vest or be forfeited based on the level of our achievement, during the applicable performance period, of a level of pre-tax operating income per share of our common stock before payment of cash bonuses for performance during the performance period and expenses incurred in connection with the grant of all performance share awards for the performance period. For each performance share earned, a participant will be awarded an equal number of shares of restricted stock. Any restricted stock awarded to a participant will vest and cease to be restricted stock in equal 50% installments on each of the second and third anniversaries of the grant of the applicable performance share award. Certain portions of the performance shares or the restricted stock may also vest upon a participant’s termination of employment or a change in control.

In connection with their performance in 2007, in 2008 the Compensation Committee approved and has awarded grants of performance shares under the Stock Incentive Plan to each of our named executive officers. The target performance metric under the awards is the Company’s achievement during 2008 of $1.27 of pre-tax operating income per share of the Company’s Common Stock before payment of cash bonuses for 2008 and expenses incurred in connection with the grant of all performance share awards for performance in 2008. The target at which our named executive officers can receive their full grant is difficult to attain. The actual amount earned is based on the level of our achievement of the performance goal, as follows:

Achievement (percentage of target pre-tax operating income)	less than 80%	80%	100%	120% or more
Payout (percentage of shares)	0%	50%	100%	150%

Payout results are interpolated on a straight-line basis between 80% and 120% achievement of performance goals.

Set forth below is the target number of performance shares that may be awarded to our named executive officers (i.e., the number of performance shares that would be earned based upon achievement of 100% of the performance goal):

Number of Performance
Shares Earned at Target

CEO	68,600
President	27,400
CFO	8,920
CIO	17,200

For the remainder of the value of their 2007 year-end equity grant, all named executive officers except the CEO were given a choice among stock options, restricted stock or a combination of 50% in stock option value and 50% in restricted stock value. The ratio of restricted stock to stock options was set at a level at which the choices made by the named executive officers resulted in no significant variance in accounting expense to the Company. As the CEO received a restricted stock award on February 1, 2006 with the intention that no other restricted stock would be granted for a period of three calendar years, the CEO was required to receive stock options. Please refer to the table under the heading “Pay Mix” below for grant details.

The Compensation Committee chose to award equity to compensate the CEO, CFO and CIO at a level slightly higher than the median in TDC as a result of:

•	the financial results of the Company;

•	their respective roles in the strategic initiatives achieved in 2007; and

•	retention and potentially competitive offers.

In addition, the Compensation Committee wanted to insure that the CEO’s TDC was above median as his cash compensation was significantly below median while his performance was above plan.

In setting the target TDC for the President, the Compensation Committee and CEO chose to compensate the President at the 75th percentile of the benchmark data, inclusive of the annual value of time-based restricted stock granted in prior years, for the following reasons:

•	we exceeded our corporate financial goals and he executed the strategic initiatives as outlined above;

•	to insure that his TDC was above median, as his cash compensation was significantly below median while his performance was above plan; and

•	the “stretch targets” for his 2007 year-end performance stock option grant were not met, resulting in the cancellation of 175,000 options, and the Compensation Committee granted additional equity to ensure retention.

The Compensation Committee will continue to evaluate the mix of stock options, restricted stock and other stock-based awards in the future to align rewards for personal performance with stockholder value creation.

Other Benefits

We provide our named executive officers with the same benefits offered to all other employees. The cost of these benefits constitutes a small percentage of each named executive officer’s total compensation. In the US, key benefits include paid vacation; premiums paid for life insurance and short-term and long-term disability policies; a matching contribution to the named executive officer’s 401(k) plan; and the payment of 80% of the named executive officer’s healthcare premiums. We review these other benefits and perquisites on an annual basis and makes adjustments as warranted based on competitive practices and our performance.

Pay Mix

For performance year 2007, the variable compensation portion of our named executive officers’ TDC was no less than 70%. A summary of 2007 payments (comprised of 2007 base salary, 2007 year-end cash bonus and January 2008 equity grants for performance year 2007), with the percentages that are variable and fixed, is as follows:

	Fixed Compensation		Variable Compensation
					Equity Value
				Cash
				Bonus	Performance			Equity
		% of	Cash	as a%	Shares	Stock	Restricted	as a%
	Base	TDC	Bonus	of TDC	(1)	Options(1)	Stock(1)	of TDC	TDC

CEO	$400,000	12%	$800,000	24%	$749,798	$1,433,651	$—	65%	$3,383,449
President	$300,000	15%	$800,000	41%	$299,482	$574,460	$—	44%	$1,973,942
CFO	$200,000	27%	$275,000	37%	$97,496	$93,162	$76,510	36%	$742,168
CIO	$200,000	14%	$700,000	49%	$187,996	$179,082	$147,555	36%	$1,414,633

(1)	Restricted stock and stock options vest over three years. Performance shares settle one year after grant, and vest over the following two years.

Compensation Committee Discretion

The Compensation Committee retains the discretion to decrease all forms of incentive payouts based on significant individual or Company performance shortfalls. Likewise, the Compensation Committee retains the discretion to increase payouts and/or consider special awards for significant achievements, including but not limited to superior operating results, strategic accomplishments and/or consummation of partnerships, acquisitions or divestitures.

Severance and change in control arrangements

In hiring and retaining executive level talent, providing the executive with a level of security in the event of an involuntary termination of employment or a change in control is an important and competitive part of the compensation package. We have entered into employment agreements with our CEO and President that provide for severance payments and benefits in the event of certain terminations of their employment. In addition, the terms of our equity grant award agreements with our CEO and President provide for accelerated vesting of the awards in the event of certain terminations of their employment or upon a change in control of the Company. The other named executive officers are entitled to severance payments and benefits in the event of certain terminations of their employment under the MarketAxess Severance Pay Plan. Please see “Executive Compensation — Potential Termination or Change in Control Payments and Benefits” below, which is incorporated by reference into this Compensation Discussion and Analysis, for information regarding these payments and benefits.

Impact of Tax and Accounting

As a general matter, the Compensation Committee reviews and considers the tax and accounting implications of using the various forms of compensation employed by the Company.

When determining the size of grants to our named executive officers and other employees under the Company’s stock incentive plans, the Compensation Committee examines the accounting cost associated with the grants. Under FAS 123R, grants of stock options, restricted stock, restricted stock units and other share-based payments result in an accounting charge for the Company. The accounting charge is equal to the fair value of the instruments being issued. For restricted stock and restricted stock units, the cost is equal to the fair value of the stock on the date of grant times the number of shares or units granted. For stock options, the cost is equal to the fair value determined using an option pricing model. This expense is amortized over the requisite service or performance period.

Code Section 162(m) generally prohibits any publicly-held corporation from taking a Federal income tax deduction for compensation paid in excess of $1 million in any taxable year to the chief executive officer and any other executive officer (other than the chief financial officer) employed on the last day of the taxable year whose compensation is required to be disclosed to stockholders under SEC rules. Exceptions include qualified performance-based compensation, among other things. It is the Compensation Committee’s policy to maximize the effectiveness of our executive compensation plans in this regard. Nonetheless, the Compensation Committee retains the discretion to grant awards that may not comply with the performance-based exception of 162(m) if it is deemed in the best interest of the Company to do so.

Conclusion

The level and mix of compensation that are finally decided upon are considered within the context of both the objective data from our competitive assessment of compensation and performance and the subjective factors as outlined above. The Compensation Committee believes that the compensation for each of our named executive officers is within the range indicated by the objective comparative data.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis to be included in this Proxy Statement. Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the
Company’s Board of Directors

John Steinhardt — Chair
Wayne D. Lyski
Nicolas S. Rohatyn

EXECUTIVE COMPENSATION

Summary compensation table

The following table sets forth all compensation received during the last fiscal year by (i) our Chief Executive Officer, (ii) our Chief Financial Officer and (iii) our two other executive officers who were serving as executive officers at the end of the last fiscal year. These executives are referred to as our “named executive officers” elsewhere in this Proxy Statement.

							All Other
					Stock	Option	Compen-
		Salary		Bonus	Awards	Awards	sation	Total
Name and Principal Position	Year	($)		($)	($)(1)	($)(1)	($)(2)	($)

Richard M. McVey	2007	400,000		800,000	1,140,120	313,049	4,000	2,657,169
Chief Executive Officer	2006	400,000		500,000	1,139,859	83,709	1,500	2,125,068
T. Kelley Millet	2007	300,000		800,000	307,291	388,190	4,000	1,799,481
President	2006	90,961	(3)	200,000	102,470	340,838	7,500	741,766
James N.B. Rucker	2007	200,000		275,000	56,766	113,254	4,000	649,020
Chief Financial Officer	2006	200,000		200,000	56,927	83,945	1,500	542,372
Nicholas Themelis	2007	200,000		700,000	141,367	266,730	4,000	1,312,097
Chief Information Officer	2006	200,000		475,000	98,256	223,303	1,500	998,059

(1)	The amounts reported reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 and 2006, in accordance with FAS 123R, of awards of restricted stock or stock options and thus include amounts from awards granted in and prior to 2007, without regard to the estimated forfeiture related to service-based vesting conditions. Assumptions used in the calculation of this amount are included in footnote 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 3, 2008. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual amounts, if any, that will be recognized by our named executive officers.

(2)	These benefits represent employer matching contributions to the Company’s defined contribution plan and, in the case of Mr. Millet, reimbursement for legal fees in 2006.

(3)	Mr. Millet’s employment commenced in September 2006. His annualized base salary for 2006 was $300,000.

Grants of plan-based awards

The following table summarizes the grants of restricted stock and option awards we made to our named executive officers in 2007 as well as future payouts pursuant to certain performance-based equity compensation arrangements. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized.

			All Other	All Other
			Stock	Option		Grant
			Awards:	Awards:		Date Fair
			Number of	Number of	Exercise or	Value of
			Shares of	Securities	Base Price	Stock and
			Stock or	Underlying	of Option	Option
	Grant	Approval	Units	Options	Awards	Awards
Name	Date	Date	(#)(1)	(#)(2)	($/Sh)(3)	($)(4)

Richard McVey	1/12/2007	1/8/2007	—	150,000	12.96	889,500
T. Kelley Millet	—	—	—	—	—	—
James N.B. Rucker	1/12/2007	1/8/2007	—	30,000	12.96	177,900
Nicholas Themelis	1/12/2007	1/8/2007	—	75,000	12.96	444,750
	1/12/2007	1/8/2007	10,000	—	—	129,300

(1)	Restricted stock awards were made pursuant to the Stock Incentive Plan and vest in three equal annual installments beginning on the first anniversary date of the grant.

(2)	Stock option awards were made pursuant to the Stock Incentive Plan. One-third of the options vest on the first anniversary of the grant date and the balance vest in 24 equal monthly installments thereafter.

(3)	The exercise price for stock options granted was equal to the closing price of the Company’s Common Stock on the date of grant.

(4)	The value of a restricted stock or stock option award is based on the fair value as of the grant date of such award determined pursuant to FAS 123R, and disregards estimates of forfeitures related to service-based vesting conditions. The proceeds to be paid to the individual following an exercise do not include the option exercise price, and the exercise price of option awards has not been deducted from the amounts indicated above. Regardless of the value placed on a stock option award on the grant date, the actual value of the stock option will depend on the market value of Common Stock at such date in the future when the stock option is exercised.

Outstanding equity awards at fiscal year end

The following table summarizes unexercised stock options, performance-based stock options with performance conditions that have not yet been satisfied and restricted stock units that have not vested and related information for each of our named executive officers as of December 31, 2007. The market value of restricted stock awards is based on the closing price of the Company’s Common Stock on December 31, 2007 of $12.83.

	Option Awards					Stock Awards
			Equity
			Incentive
			Plan Awards :				Market
	Number of	Number of	Number of			Number of	Value of
	Securities	Securities	Securities			Shares or	Shares or
	Underlying	Underlying	Underlying			Units of	Units of
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested
Name	Exercisable(1)	Unexercisable(1)	(#)(2)	($)	Date	(#)(3)	($)

Richard McVey	127,774	—	—	2.70	4/15/2012	18,000	230,940
	1,000,000	—	—	2.70	2/7/2013	324,000	4,156,920
	24,318	682	—	15.60	1/6/2015	—	—
	—	150,000	—	12.96	1/12/2017	—	—
T. Kelley Millet	100,000	400,000	175,000	10.25	9/13/2016	120,000	1,539,600
James N.B. Rucker	66,667	—	—	3.60	6/15/2011	4,500	57,735
	13,334	—	—	2.70	3/31/2012	12,000	153,960
	25,000	—	—	2.70	12/30/2012	—	—
	25,000	—	—	13.95	1/2/2014	—	—
	24,318	682	—	15.60	1/6/2015	—	—
	12,784	7,216	—	11.18	1/9/2016	—	—
	—	30,000	—	12.96	1/12/2017	—	—
Nicholas Themelis	100,000	—	—	13.95	2/25/2014	6,000	76,980
	38,909	1,091	—	15.60	1/6/2015	24,000	307,920
	28,764	16,236	—	11.18	1/9/2016	10,000	128,300
	—	75,000	—	12.96	1/12/2017	—	—

(1)	One-third of the options vest on the first anniversary of the grant date and the balance vest in 24 equal monthly installments thereafter, except for the time-based options granted to Mr. Millet, which will vest in five equal annual installments.

(2)	Mr. Millet was awarded a total of 350,000 performance-based options. The performance metrics for 2007 were not achieved and, accordingly, options to purchase 175,000 shares of Common Stock were forfeited. If certain performance metrics for 2008 are achieved, options to purchase 175,000 shares of Common Stock will vest in three equal annual installments on February 1, 2009, 2010 and 2011. These options will be forfeited if the performance metrics for 2008 are not achieved.

(3)	Restricted stock was awarded pursuant to the Stock Incentive Plan. Each share of restricted stock represents one share of the Company’s Common Stock that is subject to forfeiture if the applicable vesting requirements are not met. Shares of restricted stock granted prior to 2007 vest in five equal annual installments commencing on the first anniversary of the date of grant. Shares of restricted stock granted in 2007 vest in three equal annual installments commencing on the first anniversary of the date of grant. Shares of restricted stock held by Messrs. McVey and Millet will vest in the event of certain terminations of employment or upon a change in control of the Company. See “Executive Compensation — Potential termination or Change in Control payments and benefits” for additional information.

Option exercises and stock vested

The following table summarizes each vesting of restricted stock and related information for each of our named executive officers on an aggregated basis during 2007. No options were exercised by our named executive officers in 2007.

	Stock Awards
	Number of Shares	Value Realized
	Acquired on Vesting	on Vesting
Name	(#)	($)(1)

Richard M. McVey	6,000	76,080
	81,000	1,027,080
T. Kelley Millet	30,000	480,000
James N.B. Rucker	1,500	19,020
	3,000	38,040
Nicholas Themelis	2,000	25,360
	6,000	76,080

(1)	Value realized represents the market value on the date of vesting.

Employment agreements with our named executive officers

Richard M. McVey Employment Agreement

In May 2004, we entered into an employment agreement with Richard M. McVey. The employment agreement provides that Mr. McVey will be employed by us as President, Chief Executive Officer and Chairman of the Board of Directors, and his employment may be terminated by him or by us at any time. Mr. McVey’s annual base salary under the agreement is $300,000 per year, which amount was increased in 2006 to $400,000. Mr. McVey is also eligible to receive an annual bonus in accordance with the 2004 Annual Performance Plan and is entitled to participate in all benefit plans and programs available to our other senior executives, at a level commensurate with his position. In connection with the hiring of Mr. Millet, Mr. McVey agreed to waive his right to serve as President of the Company.

Mr. McVey’s employment agreement provides for severance payments and benefits if his employment is terminated under various conditions. See “Executive Compensation — Potential Termination or Change-in-Control Payments and Benefits” below for a description of such payments and benefits.

T. Kelley Millet Employment Agreement

In September 2006, T. Kelley Millet commenced employment with us pursuant to an employment agreement entered into in August 2006. The agreement provides that Mr. Millet will be employed by us as President, and his employment may be terminated by him or by us at any time. Mr. Millet’s base salary under the agreement is $300,000 per year. Mr. Millet is also eligible to receive an annual bonus in accordance with the 2004 Annual Performance Plan. The agreement provides that for the calendar year ended December 31, 2007, Mr. Millet’s bonus would be no less than $500,000. He is also entitled to participate in all benefit plans and programs available to our other senior executives, at a level commensurate with his position.

Mr. Millet’s employment agreement provides for severance payments and benefits if his employment is terminated under various conditions. See “Executive Compensation — Potential Termination or Change-in-Control Payments and Benefits” below for a description of such payments and benefits.

Proprietary Information and Non-Competition Agreements

Each of the named executive officers has entered into, and is subject to the terms of, a Proprietary Information and Non-Competition Agreement with us that provides, among other things, (i) non-disclosure of our confidential information without our prior written consent, (ii) certain non-competition provisions that restrict their engaging in certain activities that are competitive with us during their employment and for one year thereafter, and (iii) certain non-solicitation provisions that restrict their recruiting, soliciting or hiring our nonclerical employees or consultants, or soliciting any person or entity to terminate, cease, reduce or diminish their relationship with us, during their employment and for two years thereafter.

Loans to executive officers of the Company

Prior to enactment of the Sarbanes-Oxley Act in July 2002, we made two loans to Richard M. McVey, our Chief Executive Officer and Chairman of our Board of Directors. We entered into restricted stock purchase agreements with Mr. McVey on June 11, 2001 and July 1, 2001, respectively, in connection with his compensation package. Pursuant to these agreements, we sold an aggregate of 289,581 shares of our Common Stock to Mr. McVey at a purchase price of $3.60 per share. We loaned an aggregate of approximately $1,042,488 to Mr. McVey to finance his purchase of these shares. Mr. McVey executed secured promissory notes with us to document these loans. These promissory notes bear interest at an average rate of 5.69% per annum. The principal and accrued interest on each of these promissory notes is due and payable as follows: (1) 20% of the principal and accrued interest is due on the sixth anniversary of the issuance date; (2) an equal amount is due on each of the seventh, eighth, ninth and tenth anniversaries of the issuance date; and (3) the balance is due on the eleventh anniversary of the issuance date. Mr. McVey may prepay all or any part of any note at any time without paying a premium or penalty. A portion of the promissory notes representing 80% of the aggregate purchase price is non-recourse and the remaining portion of the promissory notes, representing 20% of the aggregate purchase price, is full-recourse. As security for his obligations under the promissory notes, Mr. McVey has pledged the 289,581 shares of our Common Stock acquired by him under the restricted stock purchase agreements described above. During 2007, Mr. McVey made principal and interest payments aggregating $293,400.

The loans described in the preceding paragraph were entered into prior to the passage of the Sarbanes-Oxley Act. Because of the prohibitions against certain loans under Section 402 of the Sarbanes-Oxley Act, we will not modify any of these outstanding loans, nor will we enter into new loans with any of our directors or executive officers, other than as permitted by applicable law at the time of the transaction.

Potential termination or Change in Control payments and benefits

Messrs. McVey and Millet are entitled to certain payments and benefits pursuant to their employment agreements and other agreements entered into between us and them upon a termination of their employment in certain circumstances or in the event of a Change in Control of the Company. Messrs. Rucker and Themelis do not have employment agreements with us but are entitled to severance payments and benefits under the MarketAxess Severance Pay Plan (the “Severance Plan”).

The following tables estimate the payments we would be obligated to make to each of our named executive officers as a result of his termination or resignation under the circumstances shown or, in the case of Mr. McVey and Mr. Millet, because of a Change in Control, in each case assuming such event had occurred on December 31, 2007. We have calculated these estimated payments to meet SEC disclosure requirements. The estimated payments are not necessarily indicative of the actual amounts any of our named executive officers would receive in such circumstances. The table excludes (i) compensation amounts accrued through December 31, 2007 that would be paid in the normal course of continued employment, such as accrued but unpaid salary, and (ii) vested account balances under our 401(k) Plan that are generally available to all of our salaried employees. Where applicable, the information in the table uses a price per share for our Common Stock of $12.83, the closing price on December 31, 2007. In addition, where applicable, the amounts reflected for bonuses reflect the actual amounts paid to the named executive officers for 2007, since the hypothetical termination or Change in Control date is the last day of the fiscal year for which the bonus is to be determined.

Payments and Benefits for Mr. McVey

				Restricted	Stock
	Base		Health	Stock	Option	Payment
	Salary(1)	Bonus(2)	Benefits(3)	Acceleration(4)	Acceleration(5)	Reduction(6)	Total
	($)	($)	($)	($)	($)	($)	($)

Termination Without Cause Outside a Change in Control Protection Period (“CCPP”) and prior to a Non-Cash Transaction	400,000	700,000	11,091	866,025	—	—	1,977,116
Termination Without Cause Outside a CCPP and upon or following a Non-Cash Transaction	400,000	700,000	11,091	4,156,920	—	—	5,268,011
Termination Without Cause During a CCPP, but prior to a Change in Control	800,000	1,400,000	16,636	866,025	—	—	3,082,661
Termination Without Cause During a CCPP and upon or following a Change in Control	800,000	1,400,000	16,636	4,156,920	—	(137,736)	6,235,820
Termination for Good Reason Outside a CCPP	400,000	700,000	11,091	—	—	—	1,111,091
Termination for Good Reason During a CCPP in connection with a Cash Transaction (7)	800,000	1,400,000	16,636	4,156,920	—	(137,736)	6,235,820
Termination for Good Reason During a CCPP in connection with a Non-Cash Transaction	800,000	1,400,000	16,636	—	—	—	2,216,636
Cash Transaction — No Termination	—	—	—	4,156,920	—	—	4,156,920
Death or disability	400,000	700,000	11,091	4,156,920	—	—	5,268,011

(1)	Mr. McVey’s employment agreement provides that (i) if his employment is terminated outside of a Change in Control Protection Period (as defined below) for any reason other than his voluntary resignation without Good Reason or by us for Cause (a “Non-Change in Control Termination”), he will receive continued payment of his base salary for 12 months following termination, or (ii) if he resigns for Good Reason or his employment is terminated for any reason other than his resignation without Good Reason, his death or by us for Cause, in any case, within 3 months prior to, or, on within 18 months after, a Change in Control (such period a “Change in Control Protection Period” or “CCPP” and any such termination a “Change in Control Termination”), then he will receive continued payment of his base salary for 24 months following termination.

(2)	Mr. McVey’s employment agreement provides that in the event of a Non-Change in Control Termination, he will receive an amount equal to his average annual cash bonus for the three years prior to termination (payable in 12 equal monthly installments), or two times such amount in the event of a Change in Control Termination (payable in 24 equal monthly installments).

(3)	Mr. McVey’s employment agreement provides that we will pay the cost of continuation health coverage for up to 12 months following a Non-Change in Control Termination or for up to 18 months following a Change in Control Termination.

(4)	Pursuant to the Restricted Stock Agreement between us and Mr. McVey made as of January 31, 2006:

•	all unvested restricted shares will fully vest upon his death or disability;

•	subject to the last bullet below, 67,500 shares of restricted stock (or, if less, the entire unvested amount) will fully vest if we terminate his employment without Cause;

•	in the event of a Change in Control in which the holders of our Common Stock receive cash (a “Cash Transaction”), the portion of the restricted stock that is exchanged for cash will immediately vest prior to the Change in Control; and

•	in the event of a Change in Control in which any other consideration is paid (a “Non-Cash Transaction”), the portion of the restricted stock that is exchanged for such consideration will immediately vest upon a termination of his employment by us (or any successor) without Cause following such Change in Control.

(5)	Amounts in this column are zero because the exercise price of the stock options held by Mr. McVey is greater than the market value of the Common Stock on December 31, 2007. Pursuant to the Stock Option Agreement between us and Mr. McVey for the incentive stock options granted to him on January 31, 2007:

•	the option will fully vest upon his death or disability;

•	subject to the last bullet below, options to purchase 25,000 shares of Common Stock will immediately vest if we terminate his employment without Cause;

•	in the event of an all Cash Transaction, the option will fully vest immediately prior to such event; and

•	in the event of a Non-Cash Transaction, the unvested portion of the option will immediately fully vest upon a termination of his employment by us (or any successor) without Cause following such event.

(6)	Mr. McVey’s employment agreement provides that if any payments or benefits paid or provided to him would be subject to, or result in, the imposition of the excise tax imposed by Section 4999 of the Internal Revenue Code, then the amount of such payments will be automatically reduced to one dollar less than the amount that subjects such payment to the excise tax, unless he would, on a net after-tax basis, receive less compensation than if the payment were not so reduced.

(7)	For the purpose of this table we have assumed an all Cash Transaction.

For the purposes of Mr. McVey’s agreements, “Cause” generally means his:

•	willful misconduct or gross negligence in the performance of his duties;

•	conviction of, or plea of guilty or nolo contendere to, a crime relating to us or any of our affiliates or any felony; or

•	material breach of his employment agreement or any other material written agreement with us.

For purposes of Mr. McVey’s employment agreement, “Good Reason” generally means:

•	his no longer holding the title of President and Chief Executive Officer, or the failure of the Board to nominate him as a director or, once elected to the Board, the failure of the Board to elect him as Chairman;

•	a material diminution in his duties, authorities or responsibilities (other than as a result of his ceasing to be a director) or the assignment of duties or responsibilities materially adversely inconsistent with his then position;

•	our material breach of his employment agreement;

•	a relocation of his principal place of business of more than 50 miles; or

•	our failure to obtain a reasonably satisfactory written agreement from any successor to all or substantially all of our assets to assume and agree to perform our obligations under his employment agreement.

Mr. McVey elected not to exercise his right to resign for Good Reason for no longer holding the title of President in connection with Mr. Millet’s appointment as President.

For the purposes of Mr. McVey’s agreements, “Change in Control” generally means:

•	an acquisition representing 50% or more of the combined voting power of our then outstanding securities;

•	a change in the majority of the members of our Board during any two-year period, unless such members are approved by two-thirds of the Board members who were members at the beginning of such period or members whose nominations were so approved;

•	our merger or consolidation, other than (a) a transaction resulting in our voting securities outstanding immediately prior thereto continuing to represent more than 50% of the combined voting power of our voting securities or such surviving entity immediately after such transaction or (b) a transaction effected to implement a recapitalization (or similar transaction) in which no person acquires more than 50% of the combined voting power of our then outstanding securities; or

•	our stockholders’ approval of a plan of complete liquidation or the consummation of the sale or disposition of all or substantially all of our assets other than (a) the sale or disposition of all or substantially all of our assets to a beneficial owner of 50% or more of the combined voting power of our outstanding voting securities at the time of the sale or (b) pursuant to a spinoff type transaction of such assets to our stockholders.

Payments and Benefits for Mr. Millet

				Restricted	Stock
	Base		Health	Stock	Option	Payment
	Salary(1)	Bonus(2)	Benefits(3)	Acceleration(4)	Acceleration(5)	Reduction(6)	Total
	($)	($)	($)	($)	($)	($)	($)

Termination Without Cause Outside a CCPP	150,000	500,000	5,545	384,900	258,000	—	1,298,445
Termination for Good Reason Outside a CCPP	150,000	500,000	5,545	384,900	—	—	1,040,445
Termination Without Cause or for Good Reason During a CCPP in connection with a Non-Cash and Non-Privatization Transaction	150,000	500,000	11,091	1,539,600	645,000	(103,688)	2,742,003
Termination Without Cause or for Good Reason prior to a Cash or Privatization Transaction	150,000	500,000	11,091	1,539,600	258,000	—	2,458,691
Termination Without Cause or for Good Reason upon a Cash or Privatization Transaction	150,000	500,000	11,091	1,539,600	258,000	—	2,458,691
Cash or Privatization Transaction — No Termination	—	—	—	1,539,600	258,000	—	1,797,600
Death/ Disability	150,000	500,000	5,545	1,539,600	1,032,000	—	3,227,145

(1)	Mr. Millet’s employment agreement provides that if his employment is terminated for any reason other than his voluntary resignation without Good Reason or by us for Cause, he will receive continued payment of his base salary for six months following termination.

(2)	Mr. Millet’s employment agreement provides that if his employment is terminated for any reason other than his voluntary resignation without Good Reason or by us for Cause, he will receive an amount equal to either (i) if such termination occurs prior to December 31, 2007, $500,000 (his guaranteed 2007 bonus), or (ii) if such termination occurs after such date, an amount equal to his average annual cash bonus for up to three years prior to termination (in either case, payable in 12 equal semi-monthly installments).

(3)	Mr. Millet’s employment agreement provides that we will pay the cost of continuation health coverage for up to six months following a Non-Change in Control Termination or for up to 12 months following a Change in Control Termination.

(4)	Pursuant to the Restricted Stock Agreement between us and Mr. Millet made as of September 13, 2006:

•	all unvested restricted shares will fully vest upon his death or disability;

•	subject to the last bullet below, 30,000 shares of restricted stock (or, if less, the entire unvested amount) will fully vest if we terminate his employment without Cause or he resigns for Good Reason;

•	in the event of an all Cash Transaction or a Change in Control following which our Common Stock is no longer publicly traded (a “Privatization Transaction”), then all unvested restricted shares will fully vest immediately prior to the Change in Control; and

•	in the event of any other Change in Control (a “Non-Cash/Privatization Transaction”), then all unvested shares of restricted stock will vest upon such Change in Control if it occurs during a Change in Control Protection Period.

(5)	Pursuant to the Stock Option Agreement between us and Mr. Millet dated September 13, 2006:

•	the option will fully vest upon his death or disability;

•	subject to the next bullet, if we terminate his employment without Cause, or in the event of an all Cash Transaction or a Privatization Transaction, then to the extent unvested, (i) 100,000 options subject to time vesting will immediately vest and be exercisable, and (ii) if the applicable performance metrics for 2008 were achieved on or prior to such event, 58,333 performance-based options will immediately vest and be exercisable; and

•	in the event of a Non-Cash/Privatization Transaction, then the lesser of 50% of the option award or the unvested portion of the option award will immediately vest upon such event if it occurs during a Change in Control Protection Period.

As of December 31, 2007, the applicable performance metrics for 2008 had not yet been achieved; accordingly, the restricted shares subject thereto would not have vested upon an all Cash Transaction or a Privatization Transaction occurring on such date. An additional portion of the options were subject to the achievement of certain performance metrics in 2007 that were not satisfied, and therefore that portion was forfeited.

(6)	Mr. Millet’s employment agreement provides that if any payments or benefits paid or provided to him would be subject to, or result in, the imposition of the excise tax imposed by Section 4999 of the Internal Revenue Code, then the amount of such payments will be automatically reduced to one dollar less than the amount that subjects such payment to the excise tax, unless he would, on a net after-tax basis, receive less compensation than if the payment were not so reduced.

For the purposes of Mr. Millet’s agreement, “Cause” and “Change in Control” have the same meaning as provided above for Mr. McVey.

For purposes of Mr. Millet’s agreement, “Good Reason” generally means:

•	any reduction in his title;

•	a material diminution in his duties, authorities or responsibilities or the assignment of duties or responsibilities materially adversely inconsistent with his then position;

•	our material breach of his employment agreement;

•	a relocation of his principal place of business of more than 50 miles; or

•	our failure to obtain a reasonably satisfactory written agreement from any successor to all or substantially all of our assets to assume and agree to perform our obligations under his employment agreement.

Payments and Benefits for Messrs. Rucker and Themelis

Messrs. Rucker and Themelis do not have employment agreements with us but are entitled to severance payments and benefits under the Severance Plan in the event their employment is terminated by us for any reason other than a termination for Cause. The Severance Plan provides for up to 24 weeks of continued base salary and continue healthcare coverage based on the number of years of an employee’s consecutive service with us prior to termination.

As of December 31, 2007, Mr. Rucker had completed seven years of consecutive service with us and Mr. Themelis had completed three years of consecutive service with us. Had we terminated them without Cause on December 31, 2007, they would have been entitled to 24 and 12 weeks of continued base salary and continued healthcare coverage, respectively. The value of such payments and benefits would have been as follows:

	Base Salary	Health Benefits	Total
	($)	($)	($)

James N.B. Rucker	92,308	5,545	97,852
Nicholas Themelis	46,154	3,697	49,850

“Cause” is generally defined in the Severance Plan as (i) an employee’s act or omission resulting or intended to result in personal gain at our expense; (ii) an employee’s misconduct; (iii) performance of duties by an employee in a manner we deem to be materially unsatisfactory; (iv) “cause” (or words of like import) as defined in an agreement between us and the employee; or (v) an employee’s improper disclosure of proprietary or confidential information or trade secrets, or intellectual property that we are under a duty to protect.

Compensation plans

For information with respect to the securities authorized for issuance under equity compensation plans, please see the section captioned “Securities Authorized for Issuance Under Equity Compensation Plans” in Item 12 of our Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated herein by reference and has been delivered to you with this Proxy Statement.

Compensation Committee interlocks and insider participation

The members of our Compensation Committee currently are Messrs. Steinhardt, Lyski and Rohatyn. None of these individuals was (i) during the past fiscal year, an officer or employee of the Company or any of its subsidiaries, or (ii) formerly an officer of the Company or any of its subsidiaries. None of our named executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our related parties include our directors, director nominees, executive officers and holders of more than five percent of the outstanding shares of our Common Stock. Set forth in this section is information concerning transactions with our related parties.

Principal stockholder broker-dealer clients

JPMorgan, one of our broker-dealer clients, owns more than five percent of the outstanding shares of our Common Stock. See Security Ownership of Certain Beneficial Owners and Management. For the year ended December 31, 2007, $7.1 million, or 7.6% of our total revenues, were generated by JPMorgan.

We have separate agreements with each of our broker-dealer clients, including JPMorgan. These agreements govern each such broker-dealer’s access to, and activity on, our electronic trading platform. The term of the agreements is generally three years, with automatic annual renewal thereafter unless notice to terminate is given by a party at least 30 days prior to automatic renewal. Under each agreement, the broker-dealer is granted a worldwide, non-exclusive and non-transferable license to use our electronic trading platform. The broker-dealer agrees to supply us, on a non-exclusive basis, with indicative prices and quantities of a minimum number of fixed-income instruments for our inventory pages. We may only provide the pricing and other content provided by a broker-dealer to those of our institutional investor clients approved by the broker-dealer to receive such content. Additionally, institutional investors must be approved by a broker-dealer before being able to engage in transactions on our platform. These agreements also provide for the fees and expenses to be paid by the broker-dealers for their use of our electronic trading platform.

Indemnification agreements

We have entered into an indemnification agreement with each of our outside directors. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Registration rights agreement

JPMorgan, along with certain other holders of our Common Stock, are party to our sixth amended and restated registration rights agreement. Stockholders who are a party to this agreement are provided certain rights to demand registration of shares of Common Stock and to participate in a registration of our Common Stock that we may decide to do, from time to time. Generally, we have agreed to pay all expenses of any registration pursuant to the registration rights agreement, except for underwriters’ discounts and commissions.

OTHER MATTERS

Section 16(a) beneficial ownership reporting compliance

The members of our Board of Directors, our executive officers and persons who hold more than 10% of our outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which requires them to file reports with respect to their ownership of our Common Stock and their transactions in such Common Stock. Based solely upon a review of (i) the copies of Section 16(a) reports that MarketAxess has received from such persons for transactions in our Common Stock and their Common Stock holdings for the 2007 fiscal year and (ii) the written representations of such persons that no annual Form 5 reports were required to be filed by them for the fiscal year, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its directors, executive officers and beneficial owners of more than 10% of its Common Stock.

Other matters

As of the date of this Proxy Statement, the Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as such persons deem advisable. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy card.

Stockholder proposals for 2009 Annual Meeting

In order to be considered for inclusion in the Company’s Proxy Statement and proxy card relating to the 2009 Annual Meeting of Stockholders, any proposal by a stockholder submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, must be received by the Company at its principal executive offices in New York, New York, on or before December 24, 2008. In addition, under the Company’s bylaws, any proposal for consideration at the 2009 Annual Meeting of Stockholders submitted by a stockholder other than pursuant to Rule 14a-8 will be considered timely if it is received by the Secretary of the Company at its principal executive offices between the close of business on November 24, 2008, and the close of business on December 24, 2008, and is otherwise in compliance with the requirements set forth in the Company’s bylaws.

Appendix A

MARKETAXESS HOLDINGS INC.
2008 CODE SECTION 162(M)
PERFORMANCE INCENTIVE PROGRAM

Set forth below are the terms and conditions of the MarketAxess Holdings Inc. (the ‘‘Company”) 2008 Code Section 162(m) Performance Incentive Program (the “2008 Program”) established by the Company’s Compensation Committee (the “Committee”) for the period commencing January 1, 2008 and ending December 31, 2008 (the “Performance Period”).

I. Definitions.

a. Bonus Pool means an amount equal to 32.5% of 30.0% of Operating Income.

b. Operating Income means the Company’s pre-tax operating income for the Performance Period before the Company’s payment of any cash bonuses to its employees for performance during the Performance Period, as set forth in the Company’s financial statements and as calculated in accordance with GAAP.

II. Award.

Subject to the terms and conditions set forth herein, the Company’s officers with the titles set forth below on the first day of the Performance Period (each a “Participant”) will be entitled to receive a percentage of the Bonus Pool (“Awards”) as follows:

Percentage of
Title	Bonus Pool

Chief Executive Officer	35%
President	35%
Chief Information Officer	30%

Notwithstanding the foregoing, the Committee may, in its sole discretion, elect to pay a Participant an amount from the Bonus Pool that is less than, but in no event greater than, the percentage set forth above. Any amount of the Bonus Pool not paid to the Participants will revert to the general funds of the Company.

III.  Payment of Awards.  The Awards, if any, will be paid to the Participants in a lump sum cash payment in calendar year 2009 promptly following the Committee’s written certification of the amount of Operating Income, if any, earned by the Company. Notwithstanding anything herein to the contrary, payment of an Award is contingent on the Participant’s continued employment with the Company through the last day of the Performance Period; provided, that in the event a Participant’s employment with the Company is terminated during the Performance Period by the Participant for Good Reason or other than: (a) by the Participant voluntarily without Good Reason; (b) as a result of the Participant’s death; or (c) by the Company for Cause, the Participant will be entitled to receive a pro-rata portion of the Participant’s Award based on actual results for the Performance Period (determined by multiplying the amount of the Award which the Participant would have received if not for such termination by a fraction, the numerator of which is the number of days during the Performance Period that the Participant is employed by the Company and the denominator of which is 365), such pro-rated portion to be paid in accordance with the first sentence of this Section III; and provided further, that a Participant shall not be entitled to an Award if the Participant’s employment is terminated by the Company for Cause at any time prior to the payment of the Award. For the purposes of this Section III, the term “Cause” shall have the meaning assigned to such term in the Participant’s individual employment agreement with the Company, if any, or if the Participant does not have an individual employment agreement or such term is not defined therein, the meaning assigned to such term in the MarketAxess 2004 Stock Incentive Plan, as amended and restated as of April 28, 2006. For the purposes of this Section III, the term “Good Reason” shall have the meaning assigned to such term in the Participant’s individual employment agreement with the Company, if any, and if the Participant does not have an individual employment agreement or such term is not defined therein, the Participant shall not have the right to a

A-1

pro-rated portion of the Participant’s Award upon any voluntary termination by the Participant during the Performance Period.

IV. Code Section 162(m).  The goal of achieving Operating Income as set forth herein is established for purposes of the making of the Awards and is intended to be a “performance goal” under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). In accordance with Section 162(m), the Company intends to submit the 2008 Program for stockholder approval at the next meeting of the Company’s stockholders and, notwithstanding anything herein to the contrary, the Awards shall be conditioned upon such stockholder approval of the 2008 Program and in the event the necessary stockholder approval under Section 162(m) for the 2008 Program is not received, the Participants shall not be entitled to any Awards hereunder.

V. Miscellaneous

Notwithstanding anything to the contrary, the Committee shall calculate Operating Income in a manner that excludes the following:

(a) all items of gain, loss or expense for the applicable fiscal year under consideration that are related to the disposal of a business or discontinued operations of a business; and

(b) all items of gain, loss or expense for the applicable fiscal year that are related to changes in accounting principles or to changes in applicable law or regulations.

With respect to the Performance Period, to the extent any provision contained herein creates impermissible discretion under Section 162(m) of the Code, such provision will be of no force or effect.

A-2

2008 ANNUAL MEETING OF STOCKHOLDERS OF
MARKETAXESS HOLDINGS INC.
June 5, 2008
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â     Please detach along perforated line and mail in the envelope provided.     â

MARKETAXESS HOLDINGS INC.
     The undersigned hereby appoints Richard M. McVey, James N.B. Rucker and Charles R. Hood, jointly and severally, as proxies and attorneys of the undersigned, with full power of substitution and resubstitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of MarketAxess Holdings Inc. to be held on Thursday, June 5, 2008, or at any postponement or adjournment thereof.
     You are encouraged to indicate your choices by marking the appropriate boxes, as specified on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

MARKETAXESS HOLDINGS INC.
140 BROADWAY
42ND FLOOR
NEW YORK, NY 10005
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by MarketAxess Holdings Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to MarketAxess Holdings Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	MRKAX1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MARKETAXESS HOLDINGS INC.	For	Withhold	For All
	All	All	Except
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU INSTRUCT THE PROXIES TO VOTE “FOR” PROPOSALS 1, 2 AND 3.	☐	☐	☐
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote On Directors

1.	Election of Directors
	NOMINEES:
	01)	Richard M. McVey	06)	Ronald M. Hersch
	02)	Roger Burkhardt	07)	Jerome S. Markowitz
	03)	Stephen P. Casper	08)	T. Kelley Millet
	04)	David G. Gomach	09)	Nicolas S. Rohatyn
	05)	Carlos M. Hernandez	10)	John Steinhardt	For	Against	Abstain

Vote On Proposals

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.				☐	☐	☐

3.	To approve the MarketAxess Holdings Inc. 2008 Code Section 162(m) Performance Incentive Program.				☐	☐	☐

UNLESS OTHERWISE SPECIFIED BY THE UNDERSIGNED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND WILL BE VOTED BY THE PROXYHOLDERS AT THEIR DISCRETION AS TO ANY OTHER MATTERS PROPERLY TRANSACTED AT THE MEETING OR AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF. TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS, JUST SIGN BELOW — NO BOXES NEED BE CHECKED.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” Proposals 1, 2 and 3.

	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

Yes	No

Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only.
☐	☐

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date